As filed with the Securities and Exchange Commission on April 2, 2004

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             Registration Statement under the Securities Act of 1933


                                 iBX Group, Inc.
                                 ---------------
                 (Name of small business issuer in its charter)


        Florida                       7374                       65-0969433
        -------                       ----                       ----------
(State or jurisdiction        (Primary Standard                (IRS Employer
   of incorporation       Industrial Classification          Identification No.)
   or organization)              Code Number)


            350 Northwest 12th Avenue; Deerfield Beach, Florida 33442
                                 (561) 998-3020
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)


             350 Jim Moran Boulevard; Deerfield Beach, Florida 33442
             -------------------------------------------------------
                    (Address of principal place of business
                    or intended principal place of business)


                   Evan R. Brovenick; 350 Jim Moran Boulevard;
                 Deerfield Beach, Florida 33442; (561) 998-3020
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                 with copies to:
                             Michael D. Karsch, Esq.
                                 Sachs Sax Klein
                                 301 Yamato Road
                            Boca Raton, Florida 33431
                                 (561) 994-4499

Approximate date of proposed sale to the public:

Immediately after the Commission declares this registration statement effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
 Title of each class                                    Proposed              Proposed
    of securities                 Amount to          maximum offering      maximum aggregate          Amount of
  to be registered            be registered           price per unit        offering price        registration fee
 -------------------      ---------------------      ----------------      -----------------      ----------------
    Common Stock           6,900,000 shares (1)            $.05               $  345,000                  44
    Common Stock           3,450,000 Shares (2)            $.10               $  345,000                  44
    Common Stock          40,200,000 shares (3)            $.10               $4,020,000                 509
    Common Stock          30,000,000 shares (4)            $.05               $1,500,000                 190
    Common Stock             500,000 shares (5)            $.05               $   25,000                   3
                          -----------------                                                             ----
    Total                 81,050,000 shares                                                             $790

(1) Issuable upon the conversion of Series B Preferred Stock.
(2) Issuable upon the exercise of outstanding warrants issued with preferred stock.
(3) Issuable upon exercise of outstanding Warrants.
(4) Issuable upon exercise of outstanding convertible debentures.
(5) Registered for resale on behalf of selling shareholder.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 promulgated under the Securities Act of 1933, the enclosed prospectus constitutes a combined prospectus also relating to an aggregate of up to 540,000 shares of our common stock that were previously registered for sale in a registration statement on Form SB-2, registration no. 333-90660. As such, this prospectus also constitutes Post-Effective Amendment No. 1 to the registration statement on Form SB-2, registration no. 333-90660, which shall hereafter become effective concurrently with the effectiveness of this registration statement on Form SB-2 in accordance with Section 8(c) of the Securities Act of 1933. This Registration Statement eliminates those selling shareholders who have previously sold shares pursuant to such registration statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

             Prospectus (Subject to completion) Dated April 2, 2004


                                 iBX Group, Inc.
                        81,050,000 Shares of Common Stock

                 This prospectus includes shares of common stock


         o  issuable upon conversion of outstanding preferred stock;

         o  issuable upon exercise of outstanding warrants;

         o  upon conversion of outstanding convertible debentures; and

         o  shares that may be offered by certain selling security holders.


Our common stock is traded on the "OTC Bulletin Board" under the symbol "IBXG" On April 1, 2004, the last sale price of our common stock was $.036.

We will not receive any funds from distribution of the shares of common stock offered by this prospectus but will receive approximately $4.0 million if all of the warrants are exercised.

The shares may be offered in transactions on the OTC Bulletin Board, in negotiated transactions, or through a combination of such methods of distribution at prices relating to the prevailing market prices or at negotiated prices. No commissions or discounts are being paid or allowed in conjunction with this distribution.

The purchase of our common stock involves a high degree of risk. You should purchase the shares only if you can afford a complete loss of your investment. Please see "Risk Factors" beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 iBX GROUP, INC.

                                Table of Contents

Item                                                                        Page
____                                                                        ____

Prospectus Summary .........................................................   3

Risk Factors ...............................................................   5

Use of Proceeds ............................................................   8

Market Price of Our Common Stock ...........................................   8

Management's Discussion and Analysis and Plan of Operation .................   8

Business ...................................................................  13

Management .................................................................  20

Certain Relationships and Related Transactions .............................  22

Principal Shareholders .....................................................  24

Selling Shareholders .......................................................  25

Description of Securities ..................................................  26

Plan of Distribution .......................................................  30

Legal Matters - Opinion of Counsel .........................................  31

Experts ....................................................................  31

Where You Can Find Additional Information ..................................  31

Index to Financial Statements .............................................. F-1

                               PROSPECTUS SUMMARY

                                  OUR BUSINESS

We develop and deploy innovative, cost-effective methods for integrating financial, administrative and information services for the healthcare industry. IBX Group, Inc. develops and deploys innovative, cost-effective methods for integrating financial, administrative and information services for the healthcare industry. During the last two years, we significantly expended our capabilities. Our business initially focused on healthcare transaction services, primarily assisting providers with billing and collection of receivables. We have since added expertise in regulatory compliance, transcription services, staffing and technology solutions. We have devoted significant resources towards developing various strategic partners and opportunities to better address the needs of the healthcare marketplace. These investments in our product development and infrastructure resulted in significant expenditures and we are now starting to recognize new revenue from these initiatives.

         iBX operates under five divisions:

      o IBX TECHNOLOGIES, which enables healthcare organizations to maximize their accounts receivables;

      o FLORIDA HEALTHSOURCE, a network of physical therapy and wellness centers;

      o MEDICOMPLIANT SOLUTIONS, which ensures medical practices' compliance with today's complex legal requirements;

      o IBX TRANSCRIPTION SERVICES, which offers physicians quick turn-around and Web-accessible progress reports;

      o NURSESSTAT, which deploys leading-edge staffing administration technology to healthcare facilities and provides cost-effective temporary staffing solutions.

IBX also recently relaunched SportshealthNet.com and TheNetDigest.com, interactive Web portals providing patients with comprehensive healthcare information and advice, and increasing physician referrals.

Our Florida Healthsource subsidiary recently opened a multi-disciplinary clinic in a prominent medical center in Boca Raton, Florida. The healthcare clinic will offer physical therapy, occupational medicine, pain management, chiropractic care and wellness services. The new clinic is part of the company's strategic plan to capitalize on the emerging "wellness" trend in healthcare by bringing these various services under one roof. Florida HealthSource centers will also serve as a showcase for iBX's menu of products and services specially designed for the healthcare industry. Florida HealthSource provides case managers and adjusters with a statewide referral network of over 100 pre-approved and qualified service providers for their insured patients. This allows the payer to control its costs by sending the patients to providers with negotiated fees.

                                   OUR HISTORY

iBX Group, Inc. was organized under the laws of the State of Florida in July 1997 as Vidkid Distribution, Inc. to own, distribute and produce children's intellectual properties. In February 2001, we were spun-off from our parent company, emailthatpays.com, Inc. On September 25, 2001, Vidkid acquired all of the outstanding capital stock of Primed Technologies, Inc., a Florida corporation in a stock-for stock exchange. Primed was organized under the laws of the State of Florida on February 4, 1999 as a limited liability company and reorganized as a corporation on January 1, 2000. Primed's shareholders Evan Brovenick and David Blechman, received 11,550,000 shares or approximately 81% of the outstanding common stock of Vidkid on a fully diluted basis. Vidkid's name was changed to iBX Group, Inc. On January 4, 2002, our stock started trading on the OTC Bulletin Board on under the symbol iBXG.

Our address is 350 Jim Moran Boulevard; Deerfield Beach, Florida 33433, our telephone number (954) 3121660 and our website is www.ibxtech.com.

                             SUMMARY FINANCIAL DATA

STATEMENT OF INCOME DATA:

                                       Year ended December 31,
                                       -----------------------
                                         2003           2002
                                         ----           ----

Total revenues ...................... $3,327,852     $3,220,104
Income (loss) from operations ....... (3,179,041)       304,498
Net (income) loss ................... (3,598,563)       163,293
Net (income) loss per share .........      $(.06)          $.00
Weighted average common
 shares outstanding
         Basic ...................... 60,604,049     37,003,110
         Diluted .................... 60,604,049     55,176,341


BALANCE SHEET DATA:

                                          December 31, 2003
                                          -----------------

Current assets ......................        $1,184,935
Total assets ........................         1,504,188
Current liabilities .................         3,085,896
Long-term debt, less current portion                  -
Shareholders' deficit ...............        (1,581,708)

                                  RISK FACTORS

Our business involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus, including our financial statements and the related notes. If any of the following risks actually occurs, our business, operating results, prospects or financial condition could be seriously harmed.

WE HAVE NEGATIVE WORKING CAPITAL. We had a negative working capital of $1,900,961 at December 31, 2003 and continue to need cash for operations. Further due the change in business towards the physical therapy/rehabilitation business, our receivables and the collection cycle has increased, negatively impacting our cash flow.

WE REPORTED A LOSS FOR 2003. For the year ended December 31, 2003. we had a net loss of $3,598,563 compared to net income of $163,293 for the year ended December 31, 2002, primarily due to increased marketing expenses and losses at our Jacksonville facilities that have since been closed.

OUR ACCOUNTANTS HAVE ISSUED A GOING CONCERN OPINION DUE TO THE LACK OF CAPITAL. Because of the uncertainties in its ability to satisfy its future capital needs, our auditors' report on its financial statements for the year ended December 31, 2003 contains an explanatory paragraph about its ability to continue as a going concern.

WE NEED ADDITIONAL CAPITAL TO BE SUCCESSFUL, WHICH WILL POTENTIALLY DILUTE THE VALUE OF SHARES OF SHAREHOLDERS. We need substantial capital to execute our business plan. To finance our operations to date, we have relied on private offerings, exercises of warrants and loans. During 2003, we issued an aggregate of 43,230,234 shares of common stock to finance our operations. We will issue up to an additional 81,550,000 shares if all of the outstanding preferred stock and debentures are converted and all warrants exercised. The terms on which we obtains additional financing, including the exercise of the outstanding warrants may dilute the existing shareholders investments, or otherwise adversely affect its position. It is also possible that we will be unable to obtain the additional funding we need as and when we need it. If we were unable to obtain additional funding as and when needed, we could be forced to curtail our operations.

OUR ASSETS ARE SUBJECT TO A LIEN, AND IF JUDGMENTS ARE ENTERED AND ENFORCED, IT MAY SHUT DOWN OUR OPERATIONS. We have granted a lien on all of our assets in connection with a financing transaction. We are current in the repayment obligation and as of March 31, 2004 owed this creditor approximately $30,000. Upon the repayment to this creditor, we have pledged these assets to another creditor. Unless we are successful in repaying this obligation, our business may be shut down if these creditors are able to collect on their judgments.

THERE ARE MANY COMPETITORS IN THE OUR MARKETS AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST them. There are many companies that compete with us in both transaction management and physical therapy/rehab businesses. Many of these companies compete with us for hospitals and medical practices, which are our primary customers. We expect competition to continue to increase as there are no substantial barriers to entry in our market. Increased competition could result in reductions in the fees we receive for our services, lower margins or loss of clients. Any of these occurrences could materially and adversely affect our business, financial condition and results of operations. Competition is also likely to increase significantly, not only as new entities enter the market, but also as current competitors expand their services.

Our ability to compete depends on a number of factors, many of which are outside of our control. These factors include ease of use, timing and market acceptance of new and enhanced services, and level of sales and marketing efforts.

Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, existing relationships with pharmaceutical and other healthcare companies and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive development efforts, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies. Our competitors may develop services that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. We may not be able to compete successfully or competitive pressures may have a material adverse effect on our business, results of operations and financial condition.

OUR BUSINESS HAS BEEN CONCENTRATED WITH A FEW CUSTOMERS AND SUPPLIERS. For the year ended December 31, 2003, our three largest customers accounted for an aggregate of 19%% of revenues and 52% of accounts receivable. Consequently, our success is materially dependent on our relationship with these customers and their continued viability.

OUR SUCCESS IS BASED ON INCREASING DEMAND FOR OUR PRODUCTS AND SERVICES. We depend on the continued demand for outsourcing of health information technology services, on the growing use of the Internet for healthcare commerce and communication and on favorable general economic conditions. We cannot assure you that our business strategy will be successful or that we will successfully address these risks or difficulties. If we should fail to adequately address any of these risks or difficulties, our business would likely suffer.

THE SUCCESS OF OUR NEW PHYSICAL THERAPY REHABILITATION CENTERS IS HIGHLY DEPENDENT ON REIMBURSEMENT FROM THIRD-PARTY PAYORS. Substantially all of our revenues are derived from private and governmental third-party payors such as Medicare, Medicaid, commercial insurers, managed care plans, workers' compensation payors and other private pay revenue sources. There are increasing pressures from many payors to control healthcare costs and to reduce or limit increases in reimbursement rates for medical services. There can be no assurances that payments from government or private payors will remain at levels comparable to present levels. In attempts to limit federal spending, there have been, and we expect that there will continue to be, a number of proposals to limit Medicare reimbursement for various services. We cannot now predict whether any of these pending proposals will be adopted or what effect the adoption of such proposals would have on our business.

OUR NEW PHYSICAL THERAPY/REHABILITATION BUSINESS IS SUBJECT TO EXTENSIVE FEDERAL AND STATE REGULATION THAT CAN AFFECT OUR OPERATIONS. Our business is subject to extensive federal and state regulation with respect to financial relationships among healthcare providers, physician self-referral arrangements and other fraud and abuse issues. Penalties for violation of federal and state laws and regulations include exclusion from participation in the Medicare and Medicaid programs, asset forfeiture, civil penalties and criminal penalties, any of which could have a material adverse effect on our business, results of operations or financial condition. The Office of Inspector General of the Department of Health and Human Services, the Department of Justice and other federal agencies interpret healthcare fraud and abuse provisions liberally and enforce them aggressively.

WE NEED TO INSURE THAT OUR CUSTOMER DATA THAT IS TRANSMITTED ONLINE IS SECURE. A significant part of our business is involves transmitting patient and other healthcare-related data online. Our customers are required to comply with federal and state regulations relating to this data. If a compromise of security were to occur, it could have a material adverse effect on our reputation, business, prospects, financial condition and results of operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. To the extent that our activities involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose it to a risk of loss or litigation and possible liability. There can be no assurance that our security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business, prospects, financial condition and results of operations.

WE RELY ON OUR SENIOR MANAGEMENT AND WILL BE HARMED IF ANY OR ALL OF THEM LEAVE. Our success is dependent on the efforts, experience and relationships of Evan R. Brovenick, David Blechman, Alvin Brovenick, and other essential staff. If any of these individuals become unable to continue in their role, our business or prospects could be adversely affected. Although we have entered into an employment agreement with each of our executive officers, we cannot assure you that such individuals will continue in their present capacity for any particular period of time.

FLUCTUATIONS IN OUR OPERATING RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE AND PURCHASERS OF OUR SHARES OF COMMON STOCK MAY LOSE ALL OR A PORTION OF THEIR INVESTMENT. Historically, there has been volatility in the market price for our common stock. Our quarterly operating results, the number of shareholders desiring to sell their share, changes in general conditions in the economy, the financial markets or the healthcare industry, or other developments affecting us or our competitors, could cause the market price of our common stock to fluctuate substantially. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors. Factors that may adversely affect our quarterly operating results include:

      o the announcement or introduction of new products by us and our competitors;

      o our ability to retain existing clients and attract new clients at a steady rate, and maintain client satisfaction;

      o the amount and timing of operating costs and capital expenditures relating to expansion of our business and operations;

      o  government regulation; and

      o general economic conditions and economic conditions specific to the healthcare industry.

As a result of these factors, in one or more future quarters, our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock would likely be materially adversely affected.

IF THE SELLING SHAREHOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE. It is possible that the selling shareholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

WE ISSUED UNREGISTERED SHARES THAT MAY HAVE VIOLATED SECTION 5 OF THE SECURITIES ACT OF 1933. In December 2003 and January 2004, we issued an aggregate of 2,972,366 shares without any restrictive legend. Since an effective registration statement may not have been in effect for these shares, these issuances may have violated Section 5 of the Securities Act of 1933. iBX is currently exploring appropriate corrective actions.

BECAUSE OUR STOCK CURRENTLY TRADES BELOW $5.00 PER SHARE, AND IS QUOTED ON THE OTC BULLETIN BOARD, OUR STOCK IS CONSIDERED A "PENNY STOCK" WHICH CAN ADVERSELY EFFECT ITS LIQUIDITY. OUR COMMON STOCK DOES NOT CURRENTLY QUALIFY FOR LISTING ON THE NASDAQ STOCK MARKET AND WE DO NOT FORESEE THAT WE WILL QUALIFY FOR SUCH A LISTING IN THE FORESEEABLE FUTURE. If our common stock continues to be quoted on the OTC Bulletin Board, and the trading price of our common stock remains less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

WE NEED TO AMEND OUR ARTICLES OF INCORPORATION TO AUTHORIZE ADDITIONAL COMMON STOCK. Our articles of incorporation currently authorize 100,000,000 shares of common stock. In order to provide for the issuance of sufficient shares for conversion of outstanding preferred stock and the debentures and exercise of warrants, we need to amend our articles to provide for additional authorized shares. We intend to hold a shareholders meeting to approve such an amendment. However our management and principal shareholders do not have voting control of a sufficient number of shares to approve such an amendment.

                                 USE OF PROCEEDS

We will not derive any proceeds from the sale of shares by the selling shareholders. We will receive up to $4.0 million if all of the warrants are exercised. Any funds received will be used for acquisitions and working capital.

                        MARKET PRICE OF OUR COMMON STOCK

Our common stock began trading on January 4, 2002 on the OTC Bulletin Board under the symbol iBXG. The following table sets forth the range of high and low closing sale price as reported by the OTC Bulletin Board for our common stock for the fiscal quarters indicated. The OTC Bulletin Board quotations represent quotations between dealers without adjustment for retail mark-up, markdowns or commissions and may not represent actual transactions.

         2002                                    HIGH             LOW
         ----                                    ----             ---
         January 1 to December 31 .............. $.70             $.13
         April 1 to June 30 .................... $.43             $.17
         July 1 to September 30 ................ $.18             $.09
         October 1 to December 31 .............. $.17             $.04

         2003
         ----
         January 1 to March 31 ................. $.19             $.10
         April 1 to June 30 .................... $.21             $.16
         July 1 to September 30 ................ $.19             $.11
         October 1 to December 31 .............. $.14             $.05

         2004
         ----
         January 1 to March 31 ................. $.09             $.04

DIVIDEND POLICY

No dividends have been paid on the shares of our common stock or preferred stock, and we do not anticipate the payment of cash dividends in the foreseeable future. We anticipate that, for the foreseeable future any profit we report will be devoted to our future operations and that cash dividends would not be paid to our shareholders.

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

The following discussion should be read in conjunction with iBX's audited financial statements and notes thereto included herein. In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, iBX cautions readers regarding certain forward looking statements in the following discussion and elsewhere in this report and in any other statement made by, or on the behalf of iBX, whether or not in future filings with the Securities and Exchange Commission. Forward looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond iBX's control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, iBX. iBX disclaims any obligation to update forward looking statements.

OVERVIEW

iBX Group, Inc. was organized under the laws of the State of Florida in July 1997 as Vidkid Distribution, Inc. to own, distribute and produce children's intellectual properties. to own, distribute and produce children's intellectual properties In February 2001, we were spun-off from our parent company emailthatpays.com, Inc. On September 25, 2001, Vidkid acquired all of the outstanding capital stock of Primed Technologies, Inc., a Delaware corporation in a stock-for stock exchange. Primed was organized under the laws of the State of Florida on February 4, 1999 as a limited liability company and reorganized as a corporation in the State of Delaware on January 1, 2000. Primed's shareholders, Evan Brovenick and David Blechman, received 11,550,000 shares or approximately 81% of the outstanding common stock of Vidkid on a fully diluted basis. Vidkid's name was changed to iBX Group, Inc.

We are engaged in providing administrative services such as accounting, billing and collection, claims We develop and deploy innovative, cost-effective methods for integrating financial, administrative and information services for the healthcare industry. IBX Group, Inc. develops and deploys innovative, cost-effective methods for integrating financial, administrative and information services for the healthcare industry. During the last two years, we significantly expended our capabilities. Our business initially focused on healthcare transaction services, primarily assisting providers with billing and collection of receivables. We have since added expertise in regulatory compliance, transcription services, staffing and technology solutions. We have devoted significant resources towards developing various strategic partners and opportunities to better address the needs of the healthcare marketplace. These investments in our product development and infrastructure resulted in significant expenditures and we are now starting to recognize new revenue from these initiatives.

iBX operates under five divisions:

      o IBX TECHNOLOGIES, which enables healthcare organizations to maximize their accounts receivables;

      o FLORIDA HEALTHSOURCE, a network of physical therapy and wellness centers;

      o MEDICOMPLIANT SOLUTIONS, which ensures medical practices' compliance with today's complex legal requirements;

      o IBX TRANSCRIPTION SERVICES, which offers physicians quick turn-around and Web-accessible progress reports;

      o NURSESSTAT, which deploys leading-edge staffing administration technology to healthcare facilities and provides cost-effective temporary staffing solutions.

IBX also recently relaunched SPORTSHEALTHNET.COM and THENETDIGEST.COM, interactive Web portals providing patients with comprehensive healthcare information and advice, and increasing physician referrals.

Our Florida Healthsource subsidiary recently opened a multi-disciplinary clinic in a prominent medical center in Boca Raton, Florida. The healthcare clinic will offer physical therapy, occupational medicine, pain management, chiropractic care and wellness services. The new clinic is part of the company's strategic plan to capitalize on the emerging "wellness" trend in healthcare by bringing these various services under one roof. Florida HealthSource centers will also serve as a showcase for iBX's menu of products and services specially designed for the healthcare industry. Florida HealthSource provides case managers and adjusters with a statewide referral network of over 100 pre-approved and qualified service providers for their insured patients. This allows the payer to control its costs by sending the patients to providers with negotiated fees.

An aggregate of 11,550,000 shares of iBX held by Evan Brovenick and David Blechman, our principal officers, and the assets of PriMed are subject to a creditor's lien. Failure to comply with the terms and conditions of the related loan documents could result in a default and the forfeiture of these shares and/or assets to the lender.

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

For financial reporting purposes, iBX operated in two reportable business segments: healthcare transaction management and technology services; and physical therapy and rehabilitation services.

Revenues are generated from our administrative services including accounting, billing and collection, claims processing and information management and from our physical therapy and rehabilitation business. Revenues for the year ended December 31, 2003 were $3,327,852 as compared to revenues for the year ended December 31, 2002 of $3,220,104.. The increase was primarily due to revenues of $2,480,717 from the core business compared to $3,145,504 in 2002 revenues of $643,400 from our physical therapy business compared to $74,600 in 2002, and new revenues of $203,735 from three of the acquired companies in 2003, as we shifted our focus towards these new segments.

Operating results for 2003 were materially impacted by the start-up costs for the several acquisitions that were consummated during 2002 and 2003, including Florida HealthSource, IBX Transcription, NurseStat and MediCompliant, while the core business also recorded a loss due to expenses in closing the Jacksonville facility and marketing expenses. iBX expects that these new businesses will have substantially increased revenues and lower expenses in 2004. Approximately 80% of our operating expenses related to the healthcare transaction management and technology services; and physical therapy and rehabilitation services while approximately 85% of the expenses related to that segment.

Salaries and payroll taxes were $2,244,040 for 2003 as compared to $1,300,563 for 2002. Salaries, which consist of salaried and hourly employees, include staff used for our administrative services, our technical development staff, marketing staff and office personnel. Overall our salary and payroll expense increased $943,477. During 2003 we increased our employees from 29 to 47.

Depreciation and amortization expense for 2003 was $172,374 as compared to $115,826 for 2002 due to an increase in depreciable assets from additions primarily in the Company's subsidiary, FHS and NurseStat. We regularly review the carrying value of our assets and a loss is recognized when the unamortized costs are deemed unrecoverable based on the estimated cash flows to be generated from the applicable assets. During the fourth quarter of 2003, we recognized an impairment charge of $592,604 primarily from the NurseStat, Florida Health, IBX Transcription Services and Theratouch transactions due to the level of revenues and cash flows from these businesses in 2003.

Professional fees were $274,185 for the year ended December 31, 2003 as compared to $191,106 for the year ended December 31, 2002. The increase was attributable to higher legal and accounting fees as a result of the acquisition activity and increased reporting applicable to public companies.

Rent expense was $446,829 for the year ended December 31, 2003 as compared to $230,275 for the year ended December 31, 2002. The increase related to the new leases for the Florida Health Source facilities and the remainder for scheduled rent increases in existing facilities. We have offset our rent expense by subleasing office space to certain entities on a month-to-month basis. Due to our growth and need for additional space, reductions in rent expense due to sublease income has decreased.

Other selling, general and administrative expenses, which include contract labor, travel and entertainment, insurance, provider expenses and other expenses, were $1,761,613 for the year ended December 31, 2003 as compared to $1,077,836 for the year ended December 31, 2002. The increase was primarily due to marketing expenses and additional personnel as operations expanded. Additional increases were attributable to increased advertising, health insurance expense, and commissions offset by a decrease in outside services and other expenses due to cost cutting measures. The physical therapy and rehabilitation services segment did not exist in the prior period.

Consulting expense was $1,080,018 in 2003 compared to $0 in 2002. This amount primarily consisted of one-time expenses relating to the issuance of stock and fees for exercise of warrants. It is expected that this amount will substantially decrease in 2004.

Total expenses from operations in 2003 were $6,571,633 compared to $2,915,606 in 2003. Loss from operations for 2003 was $3,243,811 compared to income from operations of $304,498 in 2002.

During 2002, we recognized a gain on settlement of debt of $289,662 for our loan to Dudziak as part the loan described below.

Interest expense was $354,742 for the year ended December 31, 2003 as compared to $430,867 for the year ended December 31, 2002. The decrease was attributable to the fact that we renegotiated our primary loan to more favorable terms in October 2002, reducing our interest rate from 25% to 12.5% and had a lower principal amount outstanding in 2003 as we paid down principal. Additionally, we entered into an installment agreement with the U.S. Internal Revenue Service
(IRS) in October 2002 relating to unpaid payroll taxes. In connection with this installment agreement, interest expense related to the unpaid payroll taxes has decreased

As a result of these factors, we reported a net loss of $3,598,563 for the year ended December 31, 2003 as compared to net income of $163,293 or $nil per share for the year ended December 31, 2002.

LIQUIDITY AND CAPITAL RESOURCES

During the first part of 2002, our overall performance continued to be hampered due to continuing inadequacy of funding to meet our needs to, among other things, ramp up sales and deploy our services. During the second half of 2002, we received a $500,000 payment from Hilco Receivables LLC for services and received $79,000 in cash from the exercise of warrants. In 2003, we received approximately $56,000 from Hilco and $3,088,428 in proceeds from the exercise of our warrants. Our ability to continue as a going concern is dependent upon our ability to attain a satisfactory level of profitability, have access to suitable financing, satisfy our contractual obligations with creditors on a timely basis and develop further revenue sources.

At December 31, 2003, we had a stockholders' deficit of $1,581,708. We have an accumulated deficit from losses of $6,413,941. Our operations and growth during 2003 have been funded from loans from third parties amounting to $412,278, exercises of warrants aggregating $3,088,428 offset by loan repayments of $516,421. These funds were used for working capital and capital expenditures.

We entered into an installment agreement with the U.S. Internal Revenue Service in October 2002 relating to unpaid payroll taxes, which requires us to pay $12,000 per month for 84 months. At December 31, 2003, accrued payroll taxes and estimated accrued interest and penalties aggregated $1,538,609.

We have no other material commitments for capital expenditures. Other than cash generated from our operations, exercise of warrants, the sale of securities and loans and advances from shareholders, we have no external sources of liquidity. During 2003, 41,137,634 warrants were exercised providing $3,088,428 of cash. During 2003, as our stock price decreased below the exercise price of $.10, we lowered the exercise prices of certain of our warrants in order to raise capital.

We may not have sufficient cash flow from operations to sufficiently meet all of our cash requirements for the next 12 months. Our future operations and growth is dependent on our ability to raise capital for expansion, and to seek additional revenue sources. We have no material commitments for capital expenditures.

Net cash used in operations during the year ended December 31, 2003 was $(2,467,550) as compared net cash used in operations of $(495,796) in 2001. The increase in cash used was primarily a result of net losses in 2003, increases in accounts receivable, the increase in payroll taxes payable and related interest and increases in deferred revenues. As a result of the change in our business mix towards physical therapy/rehabilitation, our cash flow has been negatively impacted by the increase in receivables and the increased collection cycle for these types of receivables.

Net cash used in investing activities during the year ended December 31, 2003 was $(582,966) compared to net cash used in investing activities of $(124,054) for the year ended December 31, 2002. The increase was primarily related to the purchase of additional equipment of $163,083, and an increase in restricted cash of $438,091.

Net cash provided by financing activities for the year ended December 31, 2003 was $3,049,345 as compared to net cash used in financing activities of $350,629 for the year ended December 31, 2002. The proceeds in 2003 include $3088,428 from the exercise of warrants and loans from third parties amounting to $412,278, offset by loan repayments of $516,421. The proceeds in 2002 included $79,000 from the exercises of warrants and proceeds of $163,000 from loans. iBX also made payments of $293,782 on loans, payments of $189,676 on related party loans and had cash overdrafts of $109,171 in 2002.

During 2003, we entered into a line of credit agreement with a financial institution pursuant to which we can borrow up to $425,000. Interest is payable on the outstanding principal balance by adding the prevailing base loan rate charged by the financial institution and the sliding scale percentage rate, determined by the level of the daily net loan balance ranging from 2.5% to .75% over the base loan rate. The loan is payable on demand at December 31, 2003 $412,278 was outstanding. The line is secured by US Treasury securities owned by iBX, which is reflected as retricted cash.

We are currently increasing our marketing efforts and sales force and are aggressively seeking new clients. We believe that our working capital will improve as our profitability improves and as we settle certain debt. Nevertheless, we can provide no assurance as to our future profitability, access to capital markets, or successful re-negotiation of existing debt.

We may not have sufficient cash flow from operations to sufficiently meet all of our cash requirements for the next 12 months. Our ability to continue as a going concern is dependent upon our ability to attain a satisfactory level of profitability, have access to suitable financing, satisfy our contractual obligations with creditors on a timely basis and develop further revenue sources. In September 2003, we modified certain warrants related to 20,000,000 shares of our common stock, issuable upon the exercise of currently outstanding warrants. The warrants had an exercise price of $.20 per warrant and an expiration date of June 24, 2003. The expiration date was extended to June 24, 2004 and the exercise price was lowered to $.10 per share. During the last quarter of 2003, the exercise price was further lowered to $.05 and all of the warrants were exercised.

In February 2004, we issued two convertible notes in the aggregate amount of $374,000. We also sold $100,000 of units consisting of shares of convertible preferred stock and warrants, converted $295,000 of liabilities into these units and 20,000,000 warrants and approximately $225,000 of liabilities into a convertible note and 20,000,000 warrants.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The following tables summarize our contractual obligations and commercial commitments as of December 31, 2003:

 SIGNIFICANT CAPITAL OBLIGATIONS        TOTAL        WITHIN 1 YEAR      2-3 YEARS      4-5 YEARS      AFTER 5 YEARS
 -------------------------------      ---------      -------------      ---------      ---------      -------------
 Capital Leases                       $       -        $       -        $       -       $      -          $   -
 Operating Leases                     $ 626,406        $ 318,772        $ 268,252       $ 39,382          $   -

CRITICAL ACCOUNTING POLICIES

A summary of significant accounting policies is included in Note 1 to the audited financial statements included in this Annual Report on Form 10-KSB. We believe that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

REVENUE RECOGNITION

The Company follows the guidance of the Securities and Exchange Commision's Staff Accounting Bulletin 101 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue derived from billing and collections and administrative services is recognized at the completion of the service performed. For billing and collection services, the Company receives a commission from the customer based on a percentage of amounts actually collected. Revenues are recognized as a net amount equal to the percentage commission once the customer's receivable had been received. Software application revenue (from licensing) is recognized in accordance with the terms of the specific agreements.

Maintenance and support revenues are recognized over the term of the related agreements.

The Company's FHS subsidiary primarily acts as a referral network for physical therapy patients who are referred by insurance carriers. Revenue from providing physical therapy services was recognized upon completion of the patient services and was recorded net of amounts due to service providers for the fiscal year ended December 31, 2002. In 2003, the Company re-evaluated this revenue recognition policy of the FHS subsidiary and determined that it qualifies for the use of the Gross Method under EITF 99-19, "Recording Revenues Gross as a Principal versus Net as an Agent". The cumulative effect of the change in accounting principal was not material.

Revenues from providing medical staffing application services will be recognized as services are provided.

Customer prepayments from outsourced legal compliance services are deferred and recognized as earned over the service period.

STOCK-BASED COMPENSATION

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.

The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

RECENT PRONOUNCEMENTS

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. Statement 148 provides alternative methods of transition to Statement 123's fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of Statement 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. Statement 148's amendment of the transition and annual disclosure requirements of Statement's 123 are effective for fiscal years ending after December 15, 2002. Statement 148's amendment of the disclosure requirements of Opinion 28 is effective for interim periods beginning after December 15, 2002.

In January 2003, the EITF finalized a consensus on Issue No. 02-16, "Accounting by a Customer (Including a Reseller) for Cash Consideration Received from a Vendor." The Task Force concluded that cash consideration in excess of specific identifiable costs, including sales incentives, allowances, discounts, coupons, rebates and price reductions, when meeting certain criteria, constitute a reduction in vendor price, and should therefore be reflected as a reduction in cost of sales when the related merchandise is sold. The EITF concluded that this literature should be applied to new arrangements, including modifications of existing arrangements, entered into after December 31, 2002. We adopted EITF 02-16 as of January 1, 2003. The adoption of EITF 02-16 had an immaterial impact on our consolidated financial position and results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the first interim period beginning after June 15, 2003, with certain exceptions. The adoption of SFAS No. 150 did not have a significant impact on our consolidated financial position or results of operations.

                                    BUSINESS

IBX Group, Inc. develops and deploys innovative, cost-effective methods for integrating financial, administrative and information services for the healthcare industry. iBX operates under five divisions:

      o IBX TECHNOLOGIES, which enables healthcare organizations to maximize their accounts receivables;

      o FLORIDA HEALTHSOURCE, a network of physical therapy and wellness centers;

      o MEDICOMPLIANT SOLUTIONS, which ensures medical practices' compliance with today's complex legal requirements;

      o IBX TRANSCRIPTION SERVICES, which offers physicians quick turn-around and Web-accessible progress reports;

      o NURSESSTAT, which deploys leading-edge staffing administration technology to healthcare facilities and provides cost-effective temporary staffing solutions;

SPORTSHEALTHNET.COM and THENETDIGEST.COM, interactive Web portals providing patients with comprehensive healthcare information and advice, and increasing physician referrals.

IBX TECHNOLOGIES

iBX Group's iBX Technologies division creates and deploys innovative solutions for the healthcare industry including equipment integral to the operations of iBX Transcription Services, and technology used for the development of paperless offices, medical record management and storage, inventory control, and other developing applications.

iBX Technologies has created online order entry/inventory control systems, hand-held wireless PC applications and other interactive, real-time applications that help reduce administrative paperwork and expedite data input and updating. With the help of iBX Technologies, healthcare providers are now able to access current inventory or billing files from their office workstations or wireless hand-held devices, and instantly update operating and accounting files.

The company also developed one of the only Internet-enabled applications for patient functional capacity evaluations, which is now available at Florida HealthSource clinics and other physical therapy centers nationwide.

In addition, this division operates iBX's core business, accounts receivables management, which that enables a wide array of hospital-based physician groups, large medical practices and ancillary healthcare organizations to achieve their financial objectives. Through work-flow analysis, reporting and online access to data, iBX Technologies enhances communication between all involved parties. By reducing administrative costs, the company provides solutions that help healthcare organizations meet their revenue goals and improve overall patient satisfaction. The division is continuing to aggressively promote the outsourcing of self-pay receivables, a more labor-intensive segment of A/R management.

FLORIDA HEALTHSOURCE

iBX is the owner of Florida HealthSource, LLC, a statewide network of healthcare clinics and a leading workers' compensation referral network for rehabilitation services throughout Florida. During 2003, Florida HealthSource brought several existing clinics under management, and in early 2004 opened a multi-disciplinary healthcare facility in Boca Raton, Florida that offers physical therapy, occupational medicine, pain management and chiropractic care. The new clinic is part of the company's strategic plan to capitalize on the emerging "wellness" trend in healthcare by bringing these various services under one roof. Florida HealthSource centers will also serve as a showcase for iBX's menu of products and services specially designed for the healthcare industry. iBX recently acquired a a pulmonary rehabilitation clinic in Delray Beach, Florida and is exploring opportunities within several other medical disciplines.

In addition, Florida HealthSource is a leader in providing comprehensive healthcare services in the areas of chronic pain and job-related injuries, meeting the needs of Florida's employers and payers. Its mission is to reduce lost time and medical and indemnity costs by combining board-certified pain management physicians, physical and occupational therapists, transportation and translation services at locations throughout the state. Florida HealthSource has been established as the preferred provider network for more than 450,000 employees throughout the state of Florida.

Since its acquisition by iBX, Florida HealthSource has entered into two new vendor agreements, including a contract that establishes the company as a preferred physical and occupational therapy vendor for a major U.S. retailer. In January 2003, Florida HealthSource entered into a contract with First Health Group Corp., the largest directly contracted medical network for workers compensation, group health and government in the U.S. In March 2003, this division received national referral status through a contract with CorVel Corp., a California-based independent provider of leading-edge managed care services and solutions for workers compensation, group health and auto insurance markets.

Florida HealthSource provides case managers and adjusters with a statewide referral network of over 100 pre-approved and qualified service providers for their insured patients. This allows the payer to control its costs by sending the patients to providers with negotiated fees. Florida HealthSource will refer patients to facilities owned by iBX if they meet the criteria for the patient.

MEDICOMPLIANT SOLUTIONS

IBX's MediCompliant Solutions division is a healthcare legal services organization that enables healthcare providers to achieve and maintain compliance with today's increasingly complex government regulations. The company is currently focused on providing legal expertise regarding the comprehensive patient privacy and portability requirements of the Health Insurance Portability and Accountability Act (HIPAA) and the new electronic billing standards required for Medicare reimbursement.

In February 2003, MediCompliant Solutions entered into an agreement with Paris Health Services, a developer of comprehensive EDI transaction and compliance software for the healthcare industry, to provide hospitals, large physician groups and ancillary healthcare organizations access to all general Medicare compliance risk areas identified byOffice of the Inspector General, as well as the wide-ranging issues covered by the HIPAA privacy and security standards. This agreement, together with a new, more competitive pricing structure, has allowed MediCompliant Solutions to offer cost-effective compliance "insurance policies" to healthcare providers

MediCompliant Solutions also makes available several products to help healthcare providers create "paperless" offices, as well as document their efforts to comply with HIPAA and Medicare regulations. These include an electronic tablet that captures patient signatures upon arrival at doctors' offices and on all standard forms, and HIPAAdb, an Internet-based tracking system for healthcare compliance.

IBX TRANSCRIPTION SERVICES

iBX Transcription Services offers healthcare providers complete medical transcription and dictation services, and provides a platform for IBX Group's digital online dictation/transcription product and document management service, along with the workflow services associated with it. The company offers offers several unique features that set it apart from its competitors including compliance with all current healthcare legislation, including HIPAA and Medicare regulations, and state-of-the-art technology that gives users several options in dictating and retrieving medical records.

The company offers physicians substantial savings by eliminating the need for an in-house transcriptionist; a secure web-based application providing file upload, tracking and download capabilities; archiving of original voice dictation files; archiving of transcribed reports; and an event log of both outgoing and incoming Internet transfers.

NURSESSTAT(R)

The mission of iBX Group's NursesSTAT division is two-fold: to help hospitals manage nurses more effectively and, in so doing, to improve working conditions for nurses.

Hospitals find it labor-intensive and difficult to schedule nurses, and rely extensively on expensive outside staffing agencies to fill increasing vacant positions. NursesSTAT offers a technological solution to this ongoing issue: an Internet-enabled, automated system that puts nurses and hospitals together, allowing hospitals to better utilize their own nursing pools, reduce dependence on staffing agencies and provide nurses with greater autonomy and job satisfaction. The system has been received very positively because it allows nurses to set their own supplemental schedules and avoid disruptive phone calls, and allows hospitals to lower costs. Hospitals are then able to redirect some of these available funds to much-needed nurse recruitment and retention programs.

Contracts are in place at several prominent hospitals in South Florida, and healthcare facilities nationwide are expressing interest in receiving the same benefits. NursesSTAT also provides cost-effective temporary medical professionals to hospitals and long-term-care facilities and is working to expand its capabilities in this area.

SPORTSHEALTHNET.COM

iBX Group, Inc., owns SportsHealthNet.com, an interactive Web portal that attracts high levels of consumer traffic by providing comprehensive healthcare information and advice, and helps participating physicians increase the number of referrals to their practices. SportsHealthNet specializes in sports medicine-related issues and provides a wealth of information regarding exercise, nutrition and ways to prevent common injuries, as well as links to other health-related sites. An interactive forum gives consumers 24/7 access to sports medicine professionals and allows them to receive personalized replies to specific health questions.

SportsHealthNet has been integral to the increasing success of iBX's Florida HealthSource division, which maintains a statewide referral network with access to 450,000 Florida residents. SportsHealthNet provides orthopedic surgeons, chiropractors, physical therapists and other healthcare providers with a vast source of additional referrals, helping them to increase their visibility and maximize revenue.

A newly upgraded SportsHealthNet.com is equipped with a number of new features, including a format that allows physicians to advertise their services, an exclusive membership program, and sophisticated e-commerce capabilities that enables consumers to purchase sports and sports injury-related products. The company has also launched an aggressive, integrated marketing campaign designed to increase traffic to the site, as well as maximize commissions and e-commerce fees.

SALES AND MARKETING

The current marketing focus for our financial, administrative and technology services is the 14,000-plus physician market in the South Florida area. The majority of these practices are not currently using Windows-based practice management software, but many have made the transition to outsourcing their medical document management needs We believe that physicians are trained to concentrate on the professional rather than business aspects of their practices. They do, however, recognize that their income is being limited by the prevailing healthcare system while their cost of doing business has increased substantially and are becoming more and more receptive to the types of cost-effective solutions we offer.

We intend to continue to offer our services through physician office administrators and hospital accounts receivable managers who make most service-provider selection decisions. Administrators are often over-worked, underpaid and looking for reasonable means to increase their productivity while decreasing the time demands with which they are faced. These practices typically pay between $75,000 and $350,000 annually for their current suite of services.

We also intend to expand our target market geographically and through a segment-oriented approach by contacting hospitals and large physician groups outside the South Florida market in areas that we can already demonstrate expertise, results and third-party endorsements.

A formal marketing campaign, consisting of a full-service web site, a variety of printed materials and public relations outreach, is solidly in place, and we're continuing to maintain strong word-of-mouth referrals from medical professionals, attorneys and accountants within the healthcare industry. In addition, we are in the early stages of a nationwide public relations and marketing campaign to create awareness of our TheraTouch and ActiPatch products.

CONCENTRATION OF CUSTOMERS

For the year ended December 31, 2003, our three largest customers accounted for an aggregate of 19% of revenues and 52% of accounts receivable. Consequently, our success is materially dependent on our relationship with these customers and their continued viability. We not reliant on any single vendor.

COMPETITION

The market for medical business solutions is highly competitive and is characterized by rapidly changing technology, evolving user needs and frequent introduction of new products. Each of our products and services have material competition from other companies, however we believe that few, if any, of its competitors offer its clients the comprehensive services available from us.

Our principal competitors in the practice management market include WebMD and ProxyMed, which have substantial reputations in the Internet medical services market. However, we believe that they do not concentrate on providing primary services such as accounts receivable management, billing and collections processing or standard day-to-day operational services designed to increase physicians' profits. In addition, many well-known accounting and consulting firms have entered into the medical practice management market by advertising business management services specifically to physicians on the basis that their expertise can enhance physician receivable collections and better manage their work flow. We view these companies as significant competitors in a market where knowing physician nuances requires extreme sensitivity, empathy and understanding of their dynamic work environment.

There are many companies offering physical therapy/rehabilitation services in Florida, ranging from large companies like HealthSouth to single office centers owed by chiropractors and physical therapists. IBX believes that the most important issue in obtaining new business is the source of referral, which is often from a physician or an insurance company.

We believe that competition will continue to increase as a result of a number of factors, including the aging of baby boomers and their resulting medical-related needs, the growth of the Internet and physicians' evolving awareness of what the Internet can do for their business and the continuing consolidation of Internet companies' services. We believe that the primary factors affecting competition in our markets include o product functionality,

         o  performance, flexibility and features,

         o  use of open standards technology,

         o  quality of service and support,

         o  reputation,

         o  product and service pricing, and,

         o  overall cost of ownership.

GOVERNMENT REGULATION AND HEALTHCARE REFORM

The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare organizations. Our products are designed to function within the structure of the healthcare financing and reimbursement system currently being used in the United States. During the past several years, the healthcare industry has been subject to an increase in governmental regulation of, among other things, reimbursement rates.

Proposals to reform the U.S. healthcare system have been and will continue to be considered by the U.S. Congress. These programs may contain proposals to increase governmental involvement in healthcare and otherwise change the operating environment for our existing and potential customers. Healthcare organizations may react to these proposals and the uncertainty surrounding those proposals by curtailing or deferring investments, including those for our products and services. On the other hand, changes in the regulatory environment have in the past increased and may continue to increase the needs of healthcare organizations for cost-effective information management and thereby enhance the marketability of our products and services. We cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on our results of operations, financial condition and business.

RELATIONSHIPS WITH PHYSICIANS AND OTHER PROVIDERS

Various state and federal laws regulate relationships among providers of healthcare services, including employment or service contracts and investment relationships. These restrictions include a federal criminal law prohibiting (a) the offer, payment, solicitation or receipt of remuneration by individuals or entities to induce referrals of patients for services reimbursed under the Medicare or Medicaid programs or (b) the leasing, purchasing, ordering, arranging for or recommending the lease, purchase or order of any item, good, facility or service covered by such programs (the "Fraud and Abuse Law"). In addition to federal criminal sanctions, violators of the Fraud and Abuse Law may be subject to significant civil sanctions, including fines and/or exclusion from the Medicare and/or Medicaid programs.

In 1991, the OIG issued regulations describing compensation arrangements which are not viewed as illegal remuneration under the Fraud and Abuse Law (the "1991 Safe Harbor Rules"). The 1991 Safe Harbor Rules create certain standards ("Safe Harbors") for identified types of compensation arrangements which, if fully complied with, assure participants in the particular arrangement that the OIG will not treat that participation as a criminal offense under the Fraud and Abuse Law or as the basis for an exclusion from the Medicare and Medicaid programs or an imposition of civil sanctions.

In 1992, regulations were published in the Federal Register implementing the OIG sanction and civil money penalty provisions established in the Fraud and Abuse Law. The regulations provide that the OIG may exclude a Medicare provider from participation in the Medicare Program for a five-year period upon a finding that the Fraud and Abuse Law has been violated. The regulations provide that if one purpose of remuneration that is offered, paid, solicited or received is to induce referrals, then the statute is violated. The regulations also provide that after the OIG establishes a factual basis for excluding a provider from the program, the burden of proof shifts to the provider to prove that it has not violated the Fraud and Abuse Law.

The OIG closely scrutinizes healthcare joint ventures involving physicians and other referral sources. In 1989, the OIG published a Fraud Alert that outlined questionable features of "suspect" joint ventures, and has continued to rely on such Fraud Alert in later pronouncements. The 1991 Safe Harbor Rules do not expand the scope of activities that the Fraud and Abuse Law prohibits, nor do they provide that failure to fall within a Safe Harbor constitutes a violation of the Fraud and Abuse Law; however, the OIG has indicated that failure to fall within a Safe Harbor may subject an arrangement to increased scrutiny.

The so-called "Stark II" provisions of the Omnibus Budget Reconciliation Act of 1993 amended the federal Medicare statute to prohibit the making by a physician of referrals for "designated health services" including physical therapy, occupational therapy, radiology services or radiation therapy, to an entity in which the physician has an investment interest or other financial relationship, subject to certain exceptions. In January 1998, the Department of Health and Human Services published proposed regulations (the "Proposed Stark Regulations") under the Stark II statute and solicited comments thereon. On January 4, 2001, the Department of Health and Human Services published final regulations relating to part of the Stark II statute (the "Phase I Final Stark Regulations") and announced its intention to publish a second, "Phase II" set of regulations covering the remainder of the statute and responding to comments received on the Phase I Final Stark Regulations at some unspecified future date. The Phase I Final Stark Regulations, which differ substantially in many respects from the Proposed Stark Regulations, had a specified effective date of January 4, 2002. In addition, a number of states have passed or are considering statutes which prohibit or limit physician referrals of patients to facilities in which they have an investment interest.

All of iBX's current businesses are exempt from the above statutes since no physician has any direct interest in any of its facilities.

THE HEALTH INSURANCE PORTABILITY AND ACCOUNTABILITY ACT OF 1996

In an effort to combat healthcare fraud, Congress included several anti-fraud measures in the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). HIPAA, among other things, amends existing crimes and criminal penalties for Medicare fraud and enacts new federal healthcare fraud crimes. HIPAA also expands the Fraud and Abuse Law to apply to all federal healthcare programs, defined to include any plan or program that provides health benefits through insurance that is funded by the federal government. Under HIPAA, the Secretary of the Department of Health and Human Services (the "Secretary") may exclude from the Medicare program any individual who has a direct or indirect ownership or control interest in a healthcare entity that has been convicted of a healthcare fraud crime or that has been excluded from the Medicare program. HIPAA directs the Secretary to establish a program to collect information on healthcare fraud and abuse to encourage individuals to report information concerning fraud and abuse against the Medicare program and provides for payment of a portion of amounts collected to such individuals. HIPAA mandates the establishment of a Fraud and Abuse Program, among other programs, to control fraud and abuse with respect to health plans and to conduct investigations, audits, evaluations, and inspections relating to the delivery of and payment for healthcare in the United States.

HIPAA prohibits any person or entity from knowingly and willfully committing a federal healthcare offense relating to a "health care benefit program". Under HIPAA, a "health care benefit program" broadly includes any private plan or contract affecting interstate commerce under which any medical benefit, item, or service is provided to any individual. Among the "federal health care offenses" prohibited by HIPAA are healthcare fraud and making false statements relative to healthcare matters. Any person or entity that knowingly and willfully defrauds or attempts to defraud a healthcare benefit program or obtains by means of false or fraudulent pretenses, representations or promises, any of the money or property of any healthcare benefit program in connection with the delivery of healthcare services is subject to a fine and/or imprisonment. In addition, HIPAA provides that any person or entity that knowingly and willfully falsifies, conceals or covers up a material fact or makes any materially false or fraudulent statements in connection with the delivery of or payment of healthcare services by a healthcare benefit plan is subject to a fine and/or imprisonment.

HIPAA further expands the list of acts which are subject to civil monetary penalties under federal law and increases the amount of civil penalties which may be imposed. HIPAA provides for civil fines for individuals who retain an ownership or control interest in a Medicare or Medicaid participating entity after such individuals have been excluded from participating in the Medicare or Medicaid program. HIPAA further provides for civil fines for individuals who offer inducements to Medicare or Medicaid eligible patients if the individuals know or should know that their offers will influence the patients to order or receive items or services from a particular provider, practitioner or supplier.

In addition, HIPAA mandates, for all healthcare providers, standardization in the use, storage, and transfer of electronically transmitted healthcare data and also requires that healthcare providers, payors and clearinghouses adopt detailed new procedures for ensuring the privacy and security of individually identifiable health information. In August 2000, the Department of Health and Human Services published final regulations adopting standards for electronic transactions and for code sets to be used in those transactions. Those regulations have a specified effective date of October 16, 2002 for most providers, including us. In December 2000, the Department released final regulations establishing standards for the privacy of individually identifiable health information. The final privacy regulations, which differ substantially from previously proposed regulations, impose significant limitations on the use and disclosure of individually identifiable health information by providers, including us, as well as payors and clearinghouses. The final regulations take effect in April 2003. The final privacy regulations have been significantly criticized by many parts of the healthcare industry, and further changes in such regulations or delays in their implementation are possible.

Compliance with the HIPAA privacy and electronic standards regulations will require significant changes in current information and claims processing practices utilized by most healthcare providers, although we believe we are compliant at this time.

We cannot predict whether other regulatory or statutory provisions will be enacted by federal or state authorities which would prohibit or otherwise regulate relationships which we have established or may establish with other healthcare providers or the possibility of materially adverse effects on its business or revenues arising from such future actions. We believe, however, that we will be able to adjust our operations so as to be in compliance with any regulatory or statutory provision that may be applicable.

INTELLECTUAL PROPERTY

We seek to protect our proprietary information through nondisclosure agreements with our employees. Our policy is to have employees enter into nondisclosure agreements containing provisions prohibiting the disclosure of confidential information to anyone outside iBX, requiring disclosure to us of any new ideas, developments, discoveries or inventions conceived during employment, and requiring assignment to iBX of proprietary rights to such matters that are related to our business.

We also rely on a combination of trade secrets, copyright and trademark laws, contractual provisions and technical measures to protect our rights in various methodologies, systems and products and knowledge bases. We believe that because of the rapid pace of technological change in the healthcare industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability, experience and integrity of our employees, frequent product enhancements and the timeliness and quality of support services.

Although we believe that our products do not infringe on the intellectual property rights of others, we cannot assure you that such a claim will not be asserted against us in the future. If asserted, such a claim could cause us to lose revenues or incur substantial litigation expense.

LITIGATION

We are not a party to any material litigation, nor are we aware of any potential material litigation, other than as set forth below.

WILLIAM DUDZIAK V. PRIMED TECHNOLOGIES, L.C., EVAN BROVENICK, ET AL,

Mr. Dudziak loaned PriMed approximately $870,000 on November 28, 1999, repayment of which was secured by all ownership interests in PriMed LC. The proceeds of the loan were used by PriMed to repurchase the PriMed stock held by Primus Physician Services. A lawsuit was filed against PriMed LC, Evan Brovenick, Natalie Brovenick, Alvin Brovenick, Susan Brovenick and David Blechman. It was originally agreed between the parties that this money would be paid back within 30 days.

Since the defendants failed to repay the money in a timely fashion, in 2001 a stipulation of settlement was executed between the parties, whereby it was agreed that Mr. Dudziak would suspend the litigation pending efforts by PriMed and Evan Brovenick to complying with certain terms set forth in the stipulation. iBX did not stay current with that agreement. In October 2002, iBX made a payment of $275,000 and the parties entered into an amended settlement agreement effective November 7, 2002 whereby Dudziak agreed to dismiss his action. Pursuant to the terms of the Agreement, the Company is obligated to make certain monthly payments, all of which have been made to date. Mr. Dudziak, pursuant to the settlement agreement, has a lien and perfected security interest on all of the assets of iBX Technologies, Inc., which is iBX's primary operating subsidiary and on 11,550,000 shares of iBX common stock owned by Evan Brovenick and David Blechman. It is expected that the remaining balance will be paid by March 31, 2004 and all obligations will be satisfied.

EMPLOYEES

As of December 31, 2003, we had 47 full time employees, of which three were executive, 3 were administrative and three were technical employees. No employees are presently represented by any labor unions. We believe our relations with employees to be good, however additional employees will need to be recruited to meet our growth projections.

PROPERTIES

Our principal place of business is located at 350 Jim Moran Boulevard, Deerfield Beach, Florida, 33442. This is an office park type setting where others businesses are administrative in nature. We occupy approximately 15,000 square feet space pursuant to a lease ending on August 31, 2005. The rent is currently $ 21,700 per month. We lease four Florida Health Source facilities, in Boca Raton, Delray Beach, Oakland Park and Jacksonville, Florida. The aggregate annual rent is approximately $200,000 and the leases expire at various times from 2006 to 2008.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following persons are members of our board of directors and executive officers, in the capacities indicated:

 NAME                      AGE        POSITION
 ----                      ---        --------
 Evan Brovenick            43         Chairman of the Board, President
                                       and Chief Executive Officer
 David Blechman            53         Vice President, Secretary and Director
 Alvin Brovenick           73         Director
 Mitchell Hershey          45         Director

EVAN R. BROVENICK has been chairman of the board, president and chief executive officer since the acquisition of PriMed in September 2001 and was a founder and president and chief executive officer of PriMed and its predecessors since its inception in 1999. From January 1994 until March 1999, Mr. Brovenick served as the director of marketing and business development for ManageMed, a healthcare services company .

DAVID J. BLECHMAN has been vice president and secretary, since the acquisition of PriMed in September 2001 and was a founder and president and chief executive officer of PriMed and its predecessors since its inception in 1999. From January 1994 until March 1999, Mr. Blechman served as the director of technical services for ManageMed from January 1994 until March 1999.

ALVIN BROVENICK has served as a member of PriMed's board of directors since its inception. Mr. Brovenick served materially similar roles with PriMed LC prior to its merger with PriMed. During the immediately preceding five years, in addition to his roles with PriMed and its predecessors, Mr. Brovenick served as the treasurer of ManageMed. He is the father of Evan Brovenick, PriMed's founder and president and is employed as a management consultant by IBX. Mr. Brovenick is a retired certified public accountant.

MITCHELL HERSHEY is currently the Director of Field Operations for the 20th largest advertising agency in the USA, Zimmerman & Partners, Fort Lauderdale, Florida. Prior to this position which he has held for the past two years, Mr. Hershey spent1996-2000 at Saatchi & Saatchi Advertising, New York, the third largest advertising agency in the USA, as General Manager for Toyota Motors, USA. Previous positions have included advertising and marketing for corporations like Proctor & Gamble, General Mills, Dr. Pepper, Hertz, Budget Rent A Car, RJ Reynolds, Hueblein, Pabst Brewing and Club Med. Mr. Hershey holds an MBA in Marketing from Pace University in New York City and a B.S. in Management from the University of Florida.

The directors hold office until the next annual meeting of the shareholders and until there successors have been duly elected or qualified.

COMMITTEES

There is currently no audit committee since there is only one independent director, Mitchell Hershey, who does not qualify as a financial expert. The board of directors will form an audit committee at such time as there are at least two independent directors.

EXECUTIVE COMPENSATION

The following tables summarize the total compensation paid to Evan Brovenick, our chief executive officer and the other executive offers with compensation of at least $100,000 in 2003.

                                             SUMMARY COMPENSATION TABLE
                                      ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
                                      -------------------                            ----------------------
                                                                      Other          Restricted       Securities
 Name and                                                             Annual            Stock         Underlying
 Principal Position          Year    Salary ($)       Bonus       Compensation(1)    Awards ($)     Options/SARs (#)
 -----------------------     ----    ----------    -----------    ---------------    -----------    ----------------
 Evan Brovenick              2003     $      -      $87,000            $12,586        $14,700 (2)            -
     President and Chief     2002      125,000            -             15,476              -                -
     Executive Officer       2001      100,000            -             15,000              -                -

 David Blechman              2003            -            -             $7,996        $14,000 (3)            -
    Vice President           2002      125,000            -             12,359              -                -
                             2001      100,000            -             15,000              -                -

(1) Includes car allowance, health coverage and life insurance.
(2) Represents 210,000 shares valued at $.07 per share.
(3) Represents 200,000 shares valued at $.07 per share.

GRANTS OF STOCK OPTIONS

No options were granted to the executive officers named above in 2002 or 2003.

COMPENSATION OF DIRECTORS

We do not currently pay any compensation to our outside directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

On December 19, 2001, we entered into an employment agreement with Evan Brovenick for a period ending on December 31, 2006. Mr. Brovenick's responsibilities involve all services, acts, or things necessary or advisable to serve as its president and chief executive officer including but not limited to assist in establishing our policies and strategic planning, identify potential acquisition candidates, assist in financial planning and capital formation and oversee our day to day operations.

As compensation for his services, Mr. Brovenick will receive in 2003 an annual base compensation of $125,000. Subject to board approval, the annual base salary in each succeeding year will be equal to at least 110% of the annual base salary from the prior year.

In addition to the monthly compensation, Mr. Brovenick was issued 6,600,000 shares of our common stock, that vest only if during the term of Mr. Brovenick's employment, we have a net pre-tax profit of at least one dollar as determined by our year-end audited financial statements. Until such time as the shares have vested, Mr. Brovenick will have no right to vote the shares nor may he have the right to pledge, encumber, hypothecate or in any way transfer the shares. These shares vested as a result of the 2002 financial results.

Mr. Brovenick will also be entitled to such other bonuses based upon our performance as determined in the sole and absolute discretion of the board of directors; will be offered health insurance coverage at no cost; be entitled to participate in such employee benefit programs as are offered to other employees; and be entitled to annual paid vacation Mr. Brovenick will also be reimbursed for out-of-pocket expenses incurred by him in the performance of his duties.

We have the right to terminate the agreement for good cause or by reason of Mr. Brovenick's disability on 30 days' prior written notice to Mr. Brovenick. As used in the agreement, disability means Mr. Brovenick's inability caused by mental or physical illness to satisfactory perform his obligations and duties hereunder for a consecutive period in excess of 120 days during the term of the agreement or for a period of 180 out of a total of 360 work days; and, good cause means any breach by Mr. Brovenick of his obligations under the agreement, habitual neglect of duties, continued incapacity or inability to perform the obligations set forth in the agreement or the conviction of any felony.

If Mr. Brovenick is terminated for any other reason than good cause, we will be obligated to pay Mr. Brovenick a severance payment of the greater of $100,000 or the remaining sums due under the agreement. The agreement also contains non-competition and confidentiality provisions.

David Blechman's agreement is identical to Mr. Brovenick's except that he has not been granted any restricted stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Evan Brovenick, our president and chief executive officer, loaned us $93,000 in 2001 and $175,000 in 2000. The 2001 advances have been treated as a contribution to capital. At December 31, 2002, $454 was outstanding. During 2003 and 2004, Mr. Brovenick has loaned iBX funds at various times, which have been repaid as cash flow permitted. iBX never intentionally loaned Mr. Brovenick any funds. However, at December 31, 2003, there was a balance owed by Mr. Brovenick that was repaid in early 2004 when Mr. Brovenick loaned funds to iBX. Section 402 of the Sarbanes Oxley Act of 2002 and Section 13(k) of the Securities Exchange Act of 1934 make it "unlawful for any issuer, directly or indirectly...to extend or maintain credit...in the form of a personal loan to or for any director or executive officer of that issuer." These advances may constitute a violation of these laws. As a potential violation may have occurred, Section 307 of Sarbanes Oxley requires notification of this issue. As the loan has already been repaid in 2004 and the effects of the potential violation have been reversed, no further action on the part of iBX is required, other than to employ procedures designed to ensure that no violations of this type occur in the future.

During 2002, Todd Adelstein and Tammi Shnider, the adult children of Steven Adelstein, a director, lent us an aggregate of $46,036 for operating expenses. In May 2002, the $46,036 loan from Mr. Adelstein and Ms. Shnider and $25,000 from an unrelated person was converted into a purchase of restricted stock at a price of $.10 per share. The Calvo Family Spendthrift Trust and the Tucker Family Spendthrift Trust each cancelled 425,000 class A warrants as part of this transaction.

During 2002, the Calvo Family Spendthrift Trust and the Tucker Family Spendthrift Trust lent us an aggregate of $94,237. This amount was used to convert 942,366 outstanding warrants.

In May 2002, the Calvo Family Spendthrift Trust and the Tucker Family Spendthrift Trust each agreed to transfer 425,000 class A warrants to lenders to IBX.

Effective May 29, 2002, we entered into an Exchange Agreement with the Calvo Family Spendthrift Trust pursuant to which the trust exchanged 8,000,000 of the 9,682,325 shares of common stock it currently holds for 80,000 shares of the non-voting class A preferred stock . The agreement provides that the trust cannot own 5% or more of our voting securities. We determined to enter into the Exchange Agreement since William A. Calvo, a beneficiary of the trust, recently was found guilty of violating Section 5 of the Securities Act by reselling, or by being a necessary or substantial participant in the resale of, unregistered Systems of Excellence shares and that Diversified Corporate Consulting Group, a limited liability company of which Mr. Calvo was a member, had violated Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act with respect to the fraudulent and manipulative trading in Systems of Excellence shares. The conversion into the class A preferred stock will help us to limit any control that Mr. Calvo may have over IBX. In 2003, 23,000 shares of this preferred stock was converted into common stock and in March 2004 24,000 shares were converted.

In April 2003, Irv Freiberg entered into separate agreements with the Tucker Family Spendthrift Trust and the Calvo Family Spendthrift Trust pursuant to which he has the right to purchase all of the class A warrants from the Tucker Family Spendthrift Trust and all of the class E warrants from the Calvo Family Spendthrift Trust. The Trusts have agreed with Mr. Freiberg to not exercise the warrants so long as Mr. Freiberg purchases 1,000,000 warrants per month from each Trust. iBX agreed to pay Brett Finkelstein, a selling shareholder, or his designees a fee of $.005 per warrant for each warrant that is purchased by Mr. Freiberg and subsequently exercised. An aggregate of 19,790,000 warrants were exercised by Mr. Freiberg. IBX paid Mr. Freiberg $550,000 in 2003 for marketing and consulting services. An entity unaffiliated with Mr. Freiberg also purchased an aggregate of 13,500,000 warrants from the Trusts on the same terms as Mr. Freiberg.

As of December 31, 2003, each of the Trusts were deemed to no longer be affiliates of IBX since their ownership was less than 10% of the outstanding shares and both parties have waived their rights to designate nominees to the board of directors. Given that each had also held their shares for over two years, each Trust was eligible to request that the legend be removed on their shares and that the shares could be sold without restriction under Rule 144(k). However, each has agreed that without approval of the chief executive officer of IBX, that it shall not sell more than 500,000 shares in any calendar month. In January 2004, the chief executive officer agreed to allow the Tucker Family Spendthrift Trust to sell 1,000,000 shares in January and February 2004 since IBX did not pay to the Trust on a timely basis funds owed upon the sale of warrants.

iBX owed the Tucker Family Spendthrift Trust approximately $74,000 and the Calvo Family Spendthrift Trust approximately $115,000 with respect to the purchases of the warrants described above. In March 2004, the Tucker Family Spendthrift Trust loaned to iBX $100,000 and agreed to convert the $74,000 to iBX on the same terms. Also in March 2004, the Calvo Family Spendthrift Trust agreed to convert their amount into a half unit of the private placement, with the remainder paid in monthly payments until paid in full. The half unit represents 500 shares of Series B Preferred Stock and 500,000 warrants to purchase common stock at an exercise price of $.10 per share.

The Tucker note provides for 8% interest, a maturity date of March 12, 2005and a security interest in all of iBX's assets. iBX is required to provide the holder with 90 days' notice of any prepayment, although there is no prepayment penalty. The note is convertible to common stock. The conversion price is the lowest of $.035, 70% of the closing bid price on the date of conversion or 70% of the offering price any offering by iBX until March 2005. iBX agreed to include the shares issuable upon the exercise of this note in this registration statement.

iBX issued to Evan Brovenick, an officer and director 1,000 shares of Series B preferred stock and 1,000,000 warrants to reimburse him for the $100,000 that was paid to Dudziak as described above. iBX also issued to David Blechman, an officer and director 700 shares of Series B preferred stock and 700,000 warrants to reimburse him for the $70,000 that was paid to Dudziak as described above. iBX issued to Jericho State Capital Corp. of Florida, or its designee, a convertible note in the principal amount of $200,000 and 20,000,000 warrants for payment of accrued fees as payments of amounts owed to it under a consulting agreement for 2003, 2004 and 2005 and also issued to Big Time Capital Group or its designee a convertible note in the principal amount of $200,000 and 20,000,000 warrants for payment of accrued fees.

In December 2003 and January 2004, we issued an aggregate of 2,972,366 shares without any restrictive legend. At the time of issuance, iBX believed that it was issuing the shares upon exercise of outstanding warrants and that the shares issuable upon the exercise of these warrants were registered pursuant to a registration statement then in effect. However, due to an accounting error by iBX, all of the warrants included in the registration statement had been exercised. Accordingly, the 2,972,366 shares were issued without a valid registration statement in effect, which is a violation of Section 5. Since an effective registration statement was not in effect for these shares, these issuances may have violated Section 5 of the Securities Act of 1933. iBX is currently exploring appropriate corrective actions.

                             PRINCIPAL SHAREHOLDERS

The following tables disclose information concerning ownership of common stock by officers, directors and holders of 5% or more of our common stock. Our currently outstanding shares of common stock, for purposes of these calculations, are calculated based on information available as of March 12, 2004 and include both currently outstanding securities and securities which a named person has a right to acquire within 60 days following the date of this prospectus.

                                         Amount and Nature of
 Name and Address of Beneficial Owner    Beneficial Ownership   Percent of Class
 ------------------------------------    --------------------   ----------------
 Evan Brovenick .........................    19,040,500 (1)            16.3%
 David Blechman .........................     4,555,500 (2)             4.6
 Tucker Family Spendthrift Trust ........     3,949,501 (3)             4.1
 Calvo Family Spendthrift Trust .........     7,200,689 (4)             6.9
 Alvin Brovenick ........................             0                  -
 Mitchell Hershey .......................             0                  -
 Northbar Capital .......................       500,000 (5)              *
 Big Time Capital Group .................    20,000,000 (6)            17.2
 Jericho State Capital Corp. of Florida .    20,000,000 (6)            22.5
 All officers and directors as a group
 (4 persons) ............................    23,596,000                20.1

 *  Less than 1%.
(1) Includes 14,040,500 shares, 2,000,000 shares issuable upon conversion of Series B Preferred Stock and 3,000,000 shares issuable upon exercise of outstanding warrants.
(2) Includes 2,455,500 shares of common stock, 1,400,000 shares issuable upon conversion of outstanding Series B preferred stock and 700,000 shares of common stock issuable upon exercise of warrants.
(3) The Tucker family is comprised of Michelle Tucker, Leonard Miles Tucker, her husband, and their minor daughters Shayna and Montana. Includes 1,857,001 shares and 2,092,500 shares owned by Blue Lake Capital Corp., which is owned by members of the Tucker family. Does not include shares that may be issued upon conversion of the $174,000 note described above.
(4) The Calvo family is comprised of Cyndi Calvo; William A. Calvo, III, her husband; William, Alexander and Edward, their minor sons. All the shares are held by the Calvo Family Spendthrift Trust. Includes shares issuable upon conversion of preferred stock and exercise of warrants. Excludes 33,000 shares of Class A Nonvoting Convertible Preferred Stock that are convertible into 3,300,000 shares of common stock subject to certain restrictions, which common shares are included above. The terms of the Series A Preferred Stock prohibit the holder from owning more than 4.9% of the outstanding voting stock at any time. Accordingly, the Trust is unlikely to ever hold the number of shares set forth above at any time.
(5) Includes common stock owned. Does not include shares that may be issued upon conversion of $200,000 of debentures.
(6) Does not include shares that may be issued upon conversion of $200,000 of notes.

STOCK SELLING PLAN

Evan Brovenick and David Blechman's shares in iBX have been pledged to secure the repayment of iBX's obligations to Bill Dudziak. They have each advised us that he has entered into a written stock selling plan in accordance with SEC Rule 10b5-1 pursuant to which he has been gradually liquidate a portion of his holdings in the Company. The proceeds of any sales were held in escrow and to secure in part the repayment of iBX's obligations to Bill Dudziak. From time to time, funds have been removed from escrow and paid to Mr. Dudziak to reduce iBX's obligations. At such time as the Dudziak obligation is repaid in full by iBX, any escrowed funds and shares will be released to Messrs. Brovenick and Blechman. The plans calls for weekly sales of stock of up to 100,000 shares for Mr. Brovenick and 100,000 shares for Mr. Blechman, with the amounts dependent upon the prevailing market price. Selling according to this plan will end when Mr. Brovenick has sold 1,000,000 shares and Mr. Blechman 500,000 shares, unless the plan is terminated earlier. Other than as set forth above, Messrs. Brovenick and Blechman have not sold any shares of iBX Common Stock and have stated they have no present intention to do so.

                              SELLING SHAREHOLDERS

During February and March 2004, we completed a private placement to five accredited investors in which we issued an aggregate of 1,000 shares of Series B Preferred Stock convertible into 2,000,000 shares of common stock, warrants entitling the holders to purchase up to 1,500,000 shares of our common stock at an exercise price of $0.10 per share. We also converted $245,000 of liabilities into 2,450 shares of Series B Preferred Stock and 2,450,000 warrants. We agreed to file a registration statement with the SEC to permit the public resale of the shares of our common stock issuable upon the exercise of the warrants as soon as possible after the closing date of the transaction.

The following table sets forth:

      o  the name of each selling security holder,

      o the number of shares owned, which includes warrants that may be exercised and shares of preferred stock that may be converted, and

      o the number of shares being registered for resale by each selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth herein. All of the shares owned by the selling security holders may be offered hereby. Except as described below there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. No estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby.

Except for 500,000 shares owned by Northbar Capital, the number of shares offered assumes that the holder has converted preferred stock or notes or has exercised warrants.

                                      Number of Shares     % Owned                          Number of        % Owned
                                           Owned           Before                          Shares Owned       After
 Name of Selling Shareholder          Before Offering     Offering     Shares Offered     After Offering     Offering
 ---------------------------          ---------------     --------     --------------     --------------     --------
 Evan Brovenick                        19,040,500           16.3%         3,000,000         16,040,500          -
 Northbar Capital                       7,000,000 (1)        6.8          7,000,000                  -          -
 David Blechman                         4,555,500            4.6          2,100,000          2,455,500          -
 Todd Adelstein                           280,000             *             280,000                  -          -
 Steve Adelstein                          787,790             *             360,000            427,790          *
 Tucker Family Spendthrift Trust       12,949,501 (1)       12.3          9,000,000          3,949,501          -
 Calvo Family Spendthrift Trust         7,200,689            6.9          1,500,000          5,700,689          -
 Lois Lightman                            600,000             *             600,000                  -          -
 Kenneth N. Namerow                       600,000             *             600,000                  -          -
 Dr. Edward B. Rose                       600,000             *             600,000                  -          -
 Daniel Schwartz                          600,000             *             600,000                  -          -
 Gary Owen Perez                          600,000             *             600,000                  -          -
 Jericho State Capital of Florida      27,000,000 (1)       21.9         28,000,000                  -          -
 Big Time Capital Group                27,000,000 (1)       21.9         26,000,000                  -          -
 CFO Oncall                               750,000             *             750,000                  -          -
                                       ----------                        ----------         ----------
         Total

__________

 *  Less than 1%
(1) Estimated number of shares as a result of an adjustable conversion price.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

                            DESCRIPTION OF SECURITIES

Our articles of incorporation, as amended, authorize us to issue 100,000,000 shares of common stock, $0.005 par value per share, and 5,000,000 shares of preferred stock, $0.005 par value per share, the attributes of which are to be determined prior to issuance by the board of directors. As March 15, 2004, 96,507,877 shares of common stock, 33,000 shares of Series A preferred stock and 3,450 shares of Series B preferred stock were outstanding. Our proxy statement will seek to increase the authorized common stock to 500,000,000 shares.

COMMON STOCK

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and have no cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore. In the event of the liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock offered hereby will also be fully paid and non-assessable.

PREFERRED STOCK

The preferred stock may be issued in classes and series, and shares of each class and series will have such rights and the board of directors in the resolutions authorizing the issuance of that particular series fixes preferences as. In designating any series of preferred stock, the board of directors may, without further action by the holders of common stock:

      o  fix the number of shares constituting that series, and

      o fix the dividend rights, dividend rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the common stock), and

      o fix the rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences.

The holders of any preferred stock, when and if issued, are expected to have priority claims to dividends and to any distribution upon liquidation, and they may have other preferences over the holders of the common stock.

The board of directors may issue series of preferred stock without action by our shareholders. Accordingly, the issuance of preferred stock may adversely affect the rights of the holders of the common stock. In addition, the issuance of preferred stock may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preferred stock may dilute the voting power of holders of common stock One example of this dilution would be the issuance of preferred stock with super-voting rights. The issuance of preferred stock may render more difficult the removal of current management, even if such removal may be in the shareholders' best interest. We have no current plans to issue any additional preferred stock.

SERIES A NONVOTING CONVERTIBLE PREFERRED STOCK

On May 17, 2002, our board of directors adopted an articles of amendment for 300,000 shares of the 5,000,000 shares of preferred stock designating it as Class A Non-Voting Convertible Preferred Stock or class A preferred stock. The holder of shares of the class A preferred stock will be entitled to all dividends declared by the board of directors at a rate per share 100 times that paid per share of common stock, and will be entitled to convert each share of class A preferred stock for 100 shares of common stock, subject to adjustment upon the occurrence of certain events as specified in the articles of amendment, but only to the extent that the aggregate number of shares of common stock held by the holder and any other person with whom the holder must aggregate shares is less than 5% of our outstanding common stock so that the holder will not be deemed to have "control" within the meaning of SEC rules. The articles of amendment further provides:

      o for liquidation rights that treat one share of class A preferred stock as if it were 100 shares of common stock in the event of our liquidation, dissolution or winding up;

      o  that the class A preferred stock will have no voting rights; and

      o that no holder of class A preferred stock may serve as an officer or director, or serve in any capacity with iBX that would render such person a "control person" within the meaning of the Securities Act or the Exchange Act.

Effective May 29, 2002, we entered into an Exchange Agreement with the Calvo Family Spendthrift Trust pursuant to which the trust exchanged 8,000,000 of the 9,682,325 shares of common stock it held for 80,000 shares of the non-voting class A preferred stock . The agreement provides that the trust cannot own 5% or more of our voting securities. The exchange will be effected in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. We determined to enter into the Exchange Agreement since William A. Calvo, a beneficiary of the trust, was found guilty of violating Section 5 of the Securities Act by reselling, or by being a necessary or substantial participant in the resale of, unregistered Systems of Excellence shares, and that Diversified Corporate Consulting Group, a limited liability company of which Mr. Calvo was a member, had violated Section 17(a) of the Securities Act and Section 10(b) of the Exchange Act with respect to the fraudulent and manipulative trading in Systems of Excellence shares. The conversion into the class A preferred stock will help us to limit any control that Mr. Calvo may have over iBX. An aggregate of 47,000 shares have been converted.

CLASS B CONVERTIBLE PREFERRED STOCK

On February 17, 2004, our board of directors adopted an articles of amendment for 1,000,000 shares of the 5,000,000 shares of preferred stock designating it as Series B Convertible Preferred Stock or Series B preferred stock. The holder of shares of the Series B preferred stock will be entitled to all dividends declared by the board of directors at a rate of $80.00 per share. Dividends are not cumulative and will not accrue. The holder will be entitled to convert each share of Series B preferred stock for 2,000 shares of common stock, subject to adjustment upon the occurrence of certain limited events as specified in the articles of amendment. Each share will be entitled to a liquidation preference of $1,000.00 per share plus any declared but unpaid dividend. The Series B preferred stock will have voting rights as if converted into common stock and will vote as a class with the common stock on all matters.

WARRANTS

At March 31, 2004, we had outstanding the following warrants:

         NUMBER OUTSTANDING    EXERCISE PRICE      EXPIRATION DATE
         ------------------    --------------      ---------------

             43,650,000            $.10           December 31, 2006
                250,000            $.50           December 31, 2006
                280,000            $.10           December 31, 2006

SHARES ELIGIBLE FOR FUTURE SALE

96,507,877 shares of common stock are outstanding on the date of this prospectus and an additional 80,550,000 shares will be issued if all of the outstanding warrants are exercised and all of the preferred stock and notes are converted to common stock. All of the shares that may be sold pursuant to this prospectus will be freely tradable without restriction or further registration under the Securities Act, except that any shares issued to our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the provisions of Rule 144 described below. In general, our affiliates are any persons that directly, or indirectly through one or more intermediaries, control, or are controlled by, or are under common control with us.

Of the 96,507,877 shares of common stock outstanding as of the date of this prospectus, approximately 18,496,000 of which are held by our affiliates and will be restricted securities as that term is defined in Rule 144. These restricted shares may only be sold if they are registered under the Securities Act or are exempt from such registration requirements.

RULE 144

In general, under Securities Act Rule 144, a shareholder who owns restricted shares that have been outstanding for at least one year is entitled to sell, within any three-month period, a number of these restricted shares that does not exceed the greater of 1% of the then outstanding shares of common stock, approximately 450,000 shares immediately on the date of this prospectus, or the average weekly reported trading volume in the common stock during the four calendar weeks preceding filing of a notice on Form 144 with respect to the sale.

In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, to sell shares of common stock that are not restricted securities. Sales under Rule 144 are also governed by manner of sale provisions and notice requirements, and current public information about us must be available. Under Rule 144(k), a shareholder who is not currently and who has not been for at least three months before the sale an affiliate and who owns restricted shares that have been outstanding for at least two years may resell these restricted shares without compliance with the above requirements.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business condition and other factors that our board of directors may deem relevant. Our right to declare a dividend is not limited by any restrictive covenant, contract or agreement.

TRANSFER AGENT & REGISTRAR

The transfer agent and registrar for our common stock is Stock Trans, Inc., 7 West Lancaster Avenue, Ardmore, Pennsylvania, 19003.

PENNY STOCK RULES

The SEC has adopted a rule that defines a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

To approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience and objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offering and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our certificate of incorporation and bylaws, however, provide, that the officers and directors will have no liability to the shareholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. As a result, a shareholder may have more limited right to action than he would have had if such provision were not present. Our certificate of incorporation and bylaws also provide for us to indemnify the officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that in connection with these reasonably believe to be in, or not opposed to, our best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

ANTI-TAKEOVER PROVISIONS

Anti-Takeover Legislation

Florida has enacted legislation that may deter or hinder takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges:

      o  at least 20% but less than 33-1/3% of all voting power;

      o  at least 33-1/3% but less than a majority of all voting power; or

      o  a majority or more of all voting power.

The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates). Florida law and our Articles and Bylaws also authorize Andrx to indemnify our directors, officers, employees and agents. In addition, our Articles and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors breach their fiduciary duties, and such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

Authorized And Unissued  Stock.

The authorized but unissued shares of our common are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with our board of directors' desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the board of directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

                              PLAN OF DISTRIBUTION

The shares covered by this prospectus may be distributed from time to time by the selling shareholders including in one or more transactions that may take place on the over-the-counter market from time to time. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of securities.

The selling shareholders may sell the securities in one or more of the following methods:

      o on the OTC Bulletin Board in the over-the-counter market or on such exchanges on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

      o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates; or

      o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares.

In making sales, brokers or dealers used by the selling shareholders may arrange for other brokers or dealers to participate. The selling shareholders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

At the time a particular offer of the securities is made by or on behalf of a selling shareholder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling shareholder, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers, and the proposed selling price to the public.

The selling shareholders also may transfer the warrants or shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. If required, we will supplement the prospectus to indicate the new selling shareholder.

We have told the selling shareholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. With certain exceptions, Regulation M precludes any selling shareholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have also told the selling security holders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

                       LEGAL MATTERS - OPINION OF COUNSEL

The validity of the shares of common stock offered through this prospectus will be passed on by Sachs Sax Klein. A copy of their legal opinion is included as an exhibit to the Registration Statement.

                                     EXPERTS

Our financial statements as of December 31, 2003 and for the years ended December 31, 2003 and 2002 have been audited by Salberg & Company, P.A., independent certified public accountants . We have included our financial statements in this prospectus in reliance on the report of Salberg & Company, P.A., given on their authority as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock to be distributed in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to iBX and the common stock to be distributed in this offering, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement, including exhibits and schedules filed with it, may be inspected without charge at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from such office after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0300 for further information on the operation of the public reference rooms. The SEC also maintains a web site that contains registration statements, report, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC at http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, file annual reports containing consolidated financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC public reference room and the SEC's web site. We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus, excluding exhibits unless those exhibits are specifically incorporated by reference into the documents requested. Please direct such requests to President, iBX Group, Inc., 350 Jim Moran Boulevard, Deerfield Beach, Florida 33442.

                        IBX GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 2003 AND 2002



                                TABLE OF CONTENTS



Independent Auditors' Report.................................................F-2

Consolidated Financial Statements:

   Consolidated Balance Sheet at December 31, 2003...........................F-3

   Consolidated Statements of Operations for the year ended
      December 31, 2003 and 2002.............................................F-4

   Consolidated Statements of Changes in Stockholders' Deficit
      for the year ended December 31, 2003 and 2002..........................F-5

   Consolidated Statements of Cash Flows for the year ended
      December 31, 2003 and 2002.............................................F-6

Notes to Consolidated Financial Statements...........................F-7 to F-26

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders:
 IBX Group, Inc.

We have audited the accompanying consolidated balance sheet of IBX Group, Inc. and Subsidiaries as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IBX Group, Inc. and Subsidiaries, as of December 31, 2003, and the consolidated results of their operations and their cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has a working capital deficiency of $1,900,961 at December 31, 2003, and has an accumulated deficit of $6,413,941. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 15, 2004

                        IBX GROUP, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               December 31, 2003

                                     ASSETS
Current assets:
  Cash ............................................................ $    22,133
  Restricted cash .................................................     438,091
  Accounts receivable, net of allowance for
   doubtful accounts of $51,258 ...................................     541,692
  Due from related parties ........................................      94,382
  Other current assets ............................................      88,637
                                                                    -----------

    Total current assets ..........................................   1,184,935
                                                                    -----------

Property and equipment, net .......................................     291,117
                                                                    -----------

Other assets:
  Intangible assets, net ..........................................         985
  Other ...........................................................      27,151
                                                                    -----------

    Total other assets ............................................      28,136
                                                                    -----------

    Total assets .................................................. $ 1,504,188
                                                                    ===========

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Note payable, current maturities ................................ $   544,771
  Checks outstanding in excess of bank balances ...................      42,324
  Accounts payable ................................................     446,332
  Accrued expenses ................................................     480,957
  Payroll taxes payable ...........................................   1,538,609
  Deferred revenue ................................................      14,467
  Due to related party ............................................      18,436
                                                                    -----------

    Total current liabilities .....................................   3,085,896
                                                                    -----------

Commitments and contingencies

Stockholders' deficit:
  Preferred Stock ($0.005 par value; 4,700,000 authorized shares;
   none issued and outstanding) ...................................           -
  Class A Non-voting Convertible Preferred Stock ($0.005 par value;
   300,000 authorized shares; 57,000 shares issued and outstanding)         285
  Common stock ($0.005 par value; 100,000,000 authorized shares;
   90,729,877 shares issued and outstanding) ......................     453,650
  Common stock issuable (2,100 shares) ............................          10
  Additional paid-in capital ......................................   4,542,706
  Accumulated deficit .............................................  (6,413,941)
  Less: Stock subscription receivable .............................     (90,000)
  Less: Deferred compensation and consulting ......................     (74,418)
                                                                    -----------

    Total stockholders' deficit ...................................  (1,581,708)
                                                                    -----------

    Total liabilities and stockholders' deficit ................... $ 1,504,188
                                                                    ===========

          See accompanying notes to consolidated financial statements.

                        IBX GROUP, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        For the Year Ended
                                                            December 31,
                                                    ---------------------------
                                                        2003           2002
                                                    ------------   ------------

REVENUES .........................................  $  3,327,852   $  3,220,104
                                                    ------------   ------------


OPERATING EXPENSES:
    Salaries and payroll taxes ...................     2,301,790      1,300,563
    Depreciation and amortization ................       172,374        115,826
    Consulting fees ..............................     1,022,268              -
    Professional fees ............................       274,185        191,106
    Rent .........................................       446,829        230,275
    Other selling, general and administrative ....     1,696,843      1,077,836
    Loss from impairment of intangible assets ....       592,604              -
                                                    ------------   ------------

        Total Operating Expenses .................     6,506,893      2,915,606
                                                    ------------   ------------

INCOME (LOSS) FROM OPERATIONS ....................    (3,179,041)       304,498
                                                    ------------   ------------

OTHER INCOME (EXPENSES):
    Settlement expense ...........................       (64,770)             -
    Gain on forgiveness of debt ..................             -        289,662
    Interest expense .............................      (354,752)      (430,867)
                                                    ------------   ------------

        Total Other Income (Expenses) ............      (419,522)      (141,205)
                                                    ------------   ------------

NET INCOME (LOSS) ................................  $ (3,598,563)  $    163,293
                                                    ============   ============

EARNING (LOSS) PER SHARE:
    Net Income (Loss) Per Common Share - Basic ...  $      (0.06)  $       0.00
                                                    ============   ============
    Net Income (Loss) Per Common Share - Diluted .  $      (0.06)  $       0.00
                                                    ============   ============

    Weighted Common Shares Outstanding - Basic ...    60,604,049     37,003,110
                                                    ============   ============
    Weighted Common Shares Outstanding - Diluted .    60,604,049     55,176,341
                                                    ============   ============

           See accompanying note to consolidated financial statements.

                                            IBX GROUP, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                                     For the Years Ended December 31, 2003 and 2002

                                                   CLASS A NON-VOTING
                                                       CONVERTIBLE
                                                     PREFERRED STOCK         COMMON STOCK         COMMON STOCK ISSUABLE
                                                    -----------------   -----------------------   ---------------------
                                                    SHARES    AMOUNT      SHARES       AMOUNT       SHARES      AMOUNT
                                                    -------   -------   -----------   ---------   ----------   --------
Balance at December 31, 2001 .....................        -   $     -    41,837,500   $ 209,189    2,000,000   $ 10,000

Exercise of stock options ........................        -         -       250,000       1,250            -          -

Exercise of warrants for cash ....................        -         -       789,997       3,950            -          -

Exercise of warrants for exchange of debt ........        -         -     1,792,366       8,962            -          -

Common stock issued in exchange for debt .........        -         -     1,081,880       5,409            -          -

Grant of warrants ................................        -         -             -           -            -          -

Common stock issued for services rendered ........        -         -     1,000,000       5,000            -          -

Issuance of previously issuable common stock .....        -         -     2,000,000      10,000   (2,000,000)   (10,000)

Issuance of preferred shares for common ..........   80,000       400    (8,000,000)    (40,000)           -          -

Common stock issuable for acquisition of assets ..        -         -             -           -      600,000      3,000

Amortization of deferred compensation ............        -         -             -           -            -          -

Net income for the year ..........................        -         -             -           -            -          -
                                                    -------   -------   -----------   ---------   ----------   --------

Balance at December 31, 2002 .....................   80,000       400    40,751,743     203,760      600,000      3,000

Exercise of stock warrants .......................        -         -    41,137,634     205,688            -          -

Grant of warrants ................................        -         -             -           -            -          -

Common stock issued for services rendered ........        -         -     1,500,234       7,501            -          -

Issuance of previously issuable common stock .....        -         -       600,000       3,000     (600,000)    (3,000)

Common stock issued and issuable for
          acquisition of assets ..................        -         -     3,847,900      19,239        2,100         10

Conversion of preferred to common ................  (23,000)     (115)    2,300,000      11,500            -          -

Sale of unregistered common stock ................        -         -       592,366       2,962            -          -

Settlement of subscriptions receivable ...........        -         -             -           -            -          -

Amortization of deferred compensation ............        -         -             -           -            -          -

Net loss for the year ............................        -         -             -           -            -          -
                                                    -------   -------   -----------   ---------   ----------   --------

Balance at December 31, 2003 .....................   57,000   $   285    90,729,877   $ 453,650        2,100   $     10
                                                    =======   =======   ===========   =========   ==========   ========
                                                                                                            (continued)
                              See accompanying note to consolidated financial statements.
                                                          F-5A

                                            IBX GROUP, INC. AND SUBSIDIARIES
                               CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
                                     For the Years Ended December 31, 2003 and 2002
                                                       (continued)

                                                                                               DEFERRED
                                                      ADDITIONAL                   STOCK      COMPENSATION
                                                       PAID-IN     ACCUMULATED  SUBSCRIPTION      AND
                                                       CAPITAL       DEFICIT     RECEIVABLE    CONSULTING      TOTAL
                                                     -----------   -----------    --------     ---------    -----------
Balance at December 31, 2001 .....................   $   250,489   $(2,978,671)   $      -     $(139,849)   $(2,648,842)

Exercise of stock options ........................         1,250             -      (2,500)            -              -

Exercise of warrants for cash ....................        75,050             -           -             -         79,000

Exercise of warrants for exchange of debt ........       170,274             -           -             -        179,236

Common stock issued in exchange for debt .........       102,779             -     (17,570)            -         90,618

Grant of warrants ................................         4,000             -           -        (2,667)         1,333

Common stock issued for services rendered ........        41,000             -           -        (9,200)        36,800

Issuance of previously issuable common stock .....             -             -           -             -              -

Issuance of preferred shares for common ..........        39,600             -           -             -              -

Common stock issuable for acquisition of assets ..        24,600             -           -             -         27,600

Amortization of deferred compensation ............             -             -           -        40,143         40,143

Net income for the year ..........................             -       163,293           -             -        163,293
                                                     -----------   -----------    --------     ---------    -----------

Balance at December 31, 2002 .....................       709,042    (2,815,378)    (20,070)     (111,573)    (2,030,819)

Exercise of stock warrants .......................     3,017,440             -     (90,000)            -      3,133,128

Grant of warrants ................................       166,000             -           -             -        166,000

Common stock issued for services rendered ........        97,542             -           -             -        105,043

Issuance of previously issuable common stock .....             -             -           -             -              -

Common stock issued and issuable for
          acquisition of assets ..................       537,411             -           -             -        556,660

Conversion of preferred to common ................       (11,385)            -           -             -              -

Sale of unregistered common stock ................        26,656             -           -             -         29,618

Settlement of subscriptions receivable ...........             -             -      20,070             -         20,070

Amortization of deferred compensation ............             -             -           -        37,155         37,155

Net loss for the year ............................             -    (3,598,563)          -             -     (3,598,563)
                                                     -----------   -----------    --------     ---------    -----------

Balance at December 31, 2003 .....................   $ 4,542,706   $(6,413,941)   $(90,000)    $ (74,418)   $(1,581,708)
                                                     ===========   ===========    ========     =========    ===========

                              See accompanying note to consolidated financial statements.
                                                          F-5B

                                         IBX GROUP, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            For the Years
                                                                                         Ended December 31,
                                                                                    -----------------------------
                                                                                       2003               2002
                                                                                    -----------         ---------
Cash flows from operating activities:
  Net (loss) income ........................................................        $(3,598,563)        $ 163,293
  Adjustments to reconcile net (loss) income to net cash
  (used in) provided by operating activities:
   Depreciation and amortization ...........................................            172,374           115,826
   Non-cash compensation and consulting expense ............................            308,198            80,028
   Loss from sale/abandonment of property and equipment ....................             24,583                 -
   Impairment of intangible assets .........................................            592,604                 -
   Settlement expense ......................................................             64,770                 -
   Gain on forgiveness of debt .............................................                  -          (289,662)

   (Increase) decrease in:
    Accounts receivable ....................................................           (383,622)          (14,957)
    Due from related parties ...............................................            (94,382)                -
    Other current assets ...................................................            (66,322)           (5,198)
    Other ..................................................................            (27,151)                -

   Increase (decrease) in:
    Accounts payable .......................................................            (35,411)           99,927
    Accrued expenses .......................................................            374,073          (201,240)
    Payroll taxes payable ..................................................            560,257           503,626
    Customer deposits ......................................................           (185,925)         (177,923)
    Deferred revenue .......................................................           (173,033)          187,500
    Interest payable .......................................................                  -            34,576
                                                                                    -----------         ---------

Net cash (used in) provided by operating activities ........................         (2,467,550)          495,796
                                                                                    -----------         ---------

Cash flows from investing activities:
  Cash receieved from (paid for) acquisition ...............................              3,108           (35,000)
  Increase in restricted cash ..............................................           (438,091)                -
  Proceeds from sale of property and equipment .............................             15,100                 -
  Purchase of property and equipment .......................................           (163,083)          (89,054)
                                                                                    -----------         ---------

Net cash used in investing activities ......................................           (582,966)         (124,054)
                                                                                    -----------         ---------

Cash flows from financing activities:
  Proceeds from exercise of stock warrants .................................          3,088,428            79,000
  Proceeds from sale of common stock .......................................             29,618                 -
  Checks outstanding in excess of bank balances ............................             17,260          (109,171)
  Payments on loans ........................................................           (516,421)         (293,782)
  Proceeds from loans ......................................................            412,478           163,000
  Proceeds from (payments on) advances from related party ..................             17,982          (189,676)
                                                                                    -----------         ---------

Net cash provided by (used in) financing activities ........................          3,049,345          (350,629)
                                                                                    -----------         ---------

Net (decrease) increase in cash ............................................             (1,171)           21,113

Cash at beginning of year ..................................................             23,304             2,191
                                                                                    -----------         ---------

Cash at end of year ........................................................        $    22,133         $  23,304
                                                                                    ===========         =========
                                                                                                       (continued)
                           See accompanying notes to consolidated financial statements.
                                                       F-6A

                                         IBX GROUP, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                   (continued)
                                                                                            For the Years
                                                                                         Ended December 31,
                                                                                    -----------------------------
                                                                                       2003               2002
                                                                                    -----------         ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for:
  Interest .................................................................        $    56,870         $       -
                                                                                    ===========         =========
  Income Taxes .............................................................        $         -         $       -
                                                                                    ===========         =========

NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Common stock issued for debt and subscription receivable .................        $         -         $ 108,188
                                                                                    ===========         =========
  Exercise of common stock warrants for debt ...............................        $         -         $ 179,236
                                                                                    ===========         =========
  Common stock issuable for assets .........................................        $         -         $  27,600
                                                                                    ===========         =========

Acquisition details:
  Fair value of assets acquired ............................................        $   257,832         $  18,816
                                                                                    ===========         =========
  Liabilities assumed ......................................................        $    10,699         $  55,023
                                                                                    ===========         =========
  Goodwill .................................................................        $   309,527         $  71,207
                                                                                    ===========         =========

                           See accompanying notes to consolidated financial statements.
                                                        F-6B

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

IBX Group, Inc. (the "Company") was organized under the laws of the state of Florida in July 1997 as Vidkid Distribution, Inc. ("Vidkid"). On September 25, 2001 (the "acquisition date"), the Company acquired all of the outstanding capital stock of PriMed Technologies, Inc., a Florida corporation ("PriMed"). PriMed was organized under the laws of the State of Florida on February 4, 1999 as a limited liability company and reorganized as a corporation on January 1, 2000. PriMed was acquired in a stock-for-stock transaction in which PriMed's shareholders received approximately 81% of the outstanding common stock of Vidkid on a fully diluted basis. Under the Agreement, Vidkid issued 11,550,000 shares of its common stock in exchange for each and every share of common stock of PriMed and Vidkid's name was changed to IBX Group, Inc.
For financial accounting purposes, the exchange of stock was treated as a recapitalization of PriMed with the former shareholders of Vidkid retaining 2,637,500 or approximately 19% of the outstanding stock. The stockholders' equity section reflects the change in the capital structure of PriMed due to the recapitalization and the consolidated financial statements reflect the operations of PriMed for the periods presented and the operations of IBX Group, Inc. from the acquisition date.

The Company is engaged in providing administrative services (accounting, billing and collection, claims processing, information management), network support and maintenance to clients predominantly in the healthcare sector. In addition, the Company has developed proprietary software and applications with interactive web-enabled multimedia capabilities with which the Company will develop new markets and lines of business.

In September 2002, the Company acquired Florida Health Source, LLC and entered the business of providing physical therapy services to referred patients. In April 2003, the Company acquired NurseStat, LLC and entered the business of providing medical staffing applications. In May 2003, the Company acquired the business of Independent Transcription Services and entered the business of providing dictating transcription and document management services for the healthcare industry. In May 2003, the Company acquired certain assets and the business of Medicompliant Solutions and Legal Services, Inc. and entered the business of providing outsourced legal compliance services for the healthcare industry. In May 2003, the Company formed a new majority-owned subsidiary, Robo Massage, LLC and licensed the rights to certain massage technology which it will use in its physical therapy centers and which it will sell (See Note 2).

All of the shares and assets of the Company's primary operating subsidiary have been pledged to secure a loan obligation to a creditor. Two of the Company's primary officers have also pledged the shares of the Company owned by them. . The parties entered into an amended settlement agreement effective November 7, 2002 whereby the creditor agreed to dismiss his action against the Company. Pursuant to the terms of the Agreement, the Company is obligated to make certain monthly payments, all of which have been made to date. The creditor, pursuant to the settlement agreement, has a lien and perfected security interest on all of the assets of IBX Technologies, Inc., which is IBX's primary operating subsidiary and on 11,550,000 shares of IBX common stock owned by two of the Company's officers. As of December 31, 2003, approximately $132,293 was outstanding on the loan. Failure to comply with the terms and conditions of the loan documents could result in a default and the transfer of these assets and shares to the lender.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PRINCIPLES OF CONSOLIDATION

The consolidated statements include the accounts of IBX Group, Inc. and its wholly-owned subsidiaries and partially-owned subsidiary. All significant inter-company balances and transactions have been eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates. Significant estimates in 2003 and 2002 include the allowance for doubtful accounts, the impairment loss on goodwill and other intangible assets, and the valuation of certain equity instruments issued or granted for services.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all cash and other demand deposits to be cash and cash equivalents. As of December 31, 2003 and 2002, the Company had no cash equivalents.

ACCOUNTS RECEIVABLE AND ALLOWANCE

The Company estimates an allowance for doubtful accounts relating to its medical billing business on a specific identification basis. Allowance for doubtful accounts related to the physical therapy and other businesses are estimated based on the Company's estimate of collectibility based on factors such as age of receivables and historical collection experiences. At December 31, 2003, $458,682 of net accounts receivables were collateral under a loan agreement (see
Note 4).

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, payroll taxes payable, and loans payable approximate their fair market value based on the short-term maturity of these instruments.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost and are being depreciated using the straight-line method over the estimated useful lives of three to seven years. Leasehold improvements are stated at cost and are being amortized over the lesser of the term of the lease or the estimated useful life of the asset. When assets are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful lives of assets are capitalized.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company follows the guidance of the Securities and Exchange Commision's Staff Accounting Bulletin 101 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue derived from billing and collections and administrative services is recognized at the completion of the service performed. For billing and collection services, the Company receives a commission from the customer based on a percentage of amounts actually collected. Revenues are recognized as a net amount equal to the percentage commission once the customer's receivable had been received. Software application revenue (from licensing) is recognized in accordance with the terms of the specific agreements.

Maintenance and support revenues are recognized over the term of the related agreements.

The Company's FHS subsidiary primarily acts as a referral network for physical therapy patients who are referred by insurance carriers. Revenue from providing physical therapy services was recognized upon completion of the patient services and was recorded net of amounts due to service providers for the fiscal year ended December 31, 2002. In 2003, the Company re-evaluated this revenue recognition policy of the FHS subsidiary and determined that it qualifies for the use of the Gross Method under EITF 99-19, "Recording Revenues Gross as a Principal versus Net as an Agent". The cumulative effect of the change in accounting principal was not material.

Revenues from providing medical staffing application services will be recognized as services are provided.

Customer prepayments from outsourced legal compliance services are deferred and recognized as earned over the service period.

INTANGIBLES AND OTHER LONG-LIVED ASSETS

The Company reviews the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value. Goodwill represents the excess of the cost of the Company's acquired subsidiaries or assets over the fair value of their net assets at the date of acquisition. Under Statement of Financial Accounting Standards ("SFAS") No. 142, effective the first quarter of the year ended December 31, 2002, goodwill is no longer subject to amortization over its estimated useful life; rather, goodwill is subject to at least an annual assessment for impairment applying a fair-value based test.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLES AND OTHER LONG-LIVED ASSETS (CONTINUED)

In the fourth quarter of 2003, based on an impairment test, the Company decided to write-off all goodwill and other intangible asset balances of $592,604 relating to the acquisition of the Company's subsidiaries NursesStat LLC, Florida Health Source LLC, RoboMassage, and Independent Transcription Services and the acquisition of certain assets under purchase agreements. The decision to recognize an impairment loss was made in light of the subsidiaries inability to generate a profit after the acquisition, mounting intercompany balances, the length of time estimated for us to recover the initial investment, and the uncertainty of market conditions and business performance (see Note 2).

INCOME (LOSS) PER COMMON SHARE

Basic income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted income per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. The following table presents a reconciliation of basic and diluted earnings per share:

                                                        2003           2002
                                                        ----           ----
Net (loss) income ................................  $ (3,598,563)  $    163,293
                                                    ------------   ------------
(Loss) income available to common shares .........  $ (3,598,563)  $    163,293
Weighted average shares outstanding - basic ......    60,604,049     37,003,110
EPS - BASIC ......................................  $      (0.06)  $      (0.00)
                                                    ============   ============

(Loss) income available to common shares .........  $ (3,598,563)  $    163,293
                                                    ============   ============
Weighted average shares outstanding - basic ......    60,604,049     37,003,110

Effect of dilutive securities:
Convertible preferred stock ......................             -      2,016,438
Contingently returnable common stock-
 Contingency satisfied at December 31, 2003 ......             -      6,600,000
Exercised options and warrants ...................             -        693,712
Unexercised options and warrants .................             -      8,863,081
                                                    ------------   ------------
Weighted average shares outstanding - diluted ....    60,604,049     55,176,341
                                                    ============   ============
EPS - DILUTED ....................................  $      (0.06)  $      (0.00)
                                                    ============   ============

In 2003, 530,000 common stock options were not included in the computation of diluted earnings per share as their effect would have been anti-dilutive.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

ADVERTISING

Advertising costs are expensed when incurred. For the years ended December 31, 2003 and 2002, advertising expense amounted to $250,662 and $239,698, respectively.

INCOME TAXES

Income taxes are accounted for under the asset and liability method of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes ("SFAS 109"). Under SFAS 109 deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. Statement 148 provides alternative methods of transition to Statement 123's fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of Statement 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. Statement 148's amendment of the transition and annual disclosure requirements of Statement's 123 are effective for fiscal years ending after December 15, 2002. Statement 148's amendment of the disclosure requirements of Opinion 28 is effective for interim periods beginning after December 15, 2002. The adoption of the disclosure provisions of Statement 148 as of December 31, 2002 did not have a material impact on the Company's financial condition or results of operations.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 requires that if an entity has a controlling financial interest in a variable interest entity, the assets, liabilities and results of activities of the variable interest entity should be included in the consolidated financial statements of the entity. FIN 46 requires that its provisions are effective immediately for all arrangements entered into after January 31, 2003. The Company does not have any variable interest entities created after January 31, 2003. For those arrangements entered into prior to January 31, 2003, the FIN 46 provisions are required to be adopted at the beginning of the first interim or annual period beginning after June 15, 2003. The Company has not identified any variable interest entities to date and will continue to evaluate whether it has variable interest entities that will have a significant impact on its consolidated balance sheet and results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the first interim period beginning after June 15, 2003, with certain exceptions. The adoption of SFAS No. 150 did not have a significant impact on our consolidated financial position or results of operations.

NOTE 2 - ACQUISITION

On October 4, 2002 (the "Acquisition Date") the Company acquired 100% of the membership interest in Florida Health Source, LLC ("FHS"), a Florida limited liability company formed on September 9, 2002. At the acquisition date, FHS was a preferred provider network for more than 100,000 employees throughout the state of Florida and is now a physical and occupational therapy vendor for a major U.S. retailer. Additionally, currently FHS operates two multi-disciplinary facilities providing physical therapy, occupational medicine, pain management and wellness services. In connection with the acquisition, the Company entered into employment agreements with three key employees. Each employment agreement has a term of three years effective October 1, 2002 and grants a 13.33% membership interest in FHS (an aggregate 39.99% interest for all three employees) upon attaining certain stipulated financial performance goals in FHS. The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. On the date of acquisition, the purchase price exceeded the fair value of net assets acquired by $71,207. The excess had been applied to goodwill. The results of operations of FHS are included in the consolidated results of operations of the Company from the Acquisition Date. Pursuant to Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" Goodwill has an indefinite life and accordingly will not be amortized. The FHS assets and liabilities acquired were as follows:

         Accounts receivable                 $ 18,816
         Due to providers                     (15,052)
         Accrued compensation                 (39,971)
         Goodwill                              71,207
                                             --------
         Cash purchase price                 $ 35,000
                                             ========

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 2 - ACQUISITION (CONTINUED)

On December 6, 2002 (the "Acquisition Date") the Company entered into an asset purchase agreement with an individual related to a director of the Company, whereby, the Company acquired more than 170 domain names and informational websites on healthcare topics ranging from arthritis to diabetes. In connection with the asset purchase agreement, the Company issued 600,000 shares of common stock. The fair value of the intangible assets acquired was based on the $.046 quoted trading price of the common stock on the acquisition date and amounted to $27,600 (see Note 5).

Effective April 1, 2003, the Company acquired all of the membership interests in NursesStat, LLC, a Florida limited liability company. The closing date occurred in late June 2003. NursesStat is a medical staffing application service provider. The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. In connection with the acquisition, the Company issued 3,000,000 and 200,000 shares of common stock to the sellers and a third party, respectively. The value of the 3,000,000 common shares issued of $.137 per share or $410,400 was determined based on the average market price of the Company's common shares over the 5-day period before and after the terms of the acquisition were agreed to and announced (March 17, 2003). Additionally, the Company issued 200,000 common shares to consultant in connection with the acquisition of NursesStat. These shares were valued at $.18 per share, based on the grant date, for a value of $36,000.

The purchase price exceeded the fair value of net assets acquired by $404,527. The Company applied $95,000 of the excess to customer lists based on the present value of future cash flows of a sales contract, which was being amortized over a 36 month period. The remaining excess of $309,527 has been applied to goodwill. The results of operations of NursesStat are included in the consolidated results of operations of the Company from the acquisition date of April 1, 2003. On April 1, 2003, the Company's NurseStat subsidiary entered into two employment agreements with its Managing Directors. The term of the agreements are for three years with an annual base salary of $80,000 each, with an option to renew for two additional three years periods. Additionally, each of these individual will be entitled to a bonus of 12.5% of net profits of NursesStat, as defined.

On May 5, 2003, the Company, through its wholly-owned subsidiary IBX Transcription Services, Inc. ("IBXT"), acquired certain assets and the business of ITS Acquisition, Inc. d/b/a Independent Transcription Services ("ITS"), a Florida corporation. ITS provides dictation, transcription and document management services for the healthcare industry. As a result of the acquisition, the Company is a provider of transcription services for the healthcare industry and will sell its transcription technology to ITS customers. The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. In connection with the acquisition of certain assets, prior to the acquisition date, the Company issued 150,000 shares of common stock to the seller. The value of the 150,000 common shares issued of $.1564 per share or $23,460 was determined based on the fair market price of the Company's common shares over the 5-day period before and after the terms of the acquisition were agreed to and announced (May 5, 2003). The purchase price exceeded the fair value of net assets acquired by $17,128. The excess had been applied to customer lists and was being amortized over a 36 month period. The results of operations of ITS are included in the consolidated results of operations of the Company from the acquisition date of May 5, 2003 to December 31, 2003. Effective November 4, 2002, the Company's IBXT subsidiary entered into an employment agreement. The term of the agreement is for one year with a base salary of $36,400. Additionally, this individual will be entitled to a bonus of 10% of net taxable income on any new business of IBXT and a bonus of 30% of net taxable income of IBXT any new business of the IBXT that relates specifically to certain clients as defined in the agreement.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 2 - ACQUISITION (CONTINUED)

On May 6, 2003, the Company, through its wholly-owned subsidiary, Medicompliant Solutions II, Inc. ("Medicompliant"), acquired certain assets and the business of Medicompliant Solutions and Legal Services, Inc. ("MSL"), a Florida corporation. MSL provides outsourced legal compliance services for the healthcare industry. As a result of the acquisition, the Company is expected to be the leading provider of outsourced legal compliance services. The Company accounted for this acquisition using the purchase method of accounting in accordance with SFAS No. 141. The Company acquired MSL for cancellation of approximately $20,000 owed to the Company under an informal agreement for back rent. The Company had not recorded such rental income in prior periods since collection was unlikely. Additionally, on May 6, 2003, Medicompliant granted an option to a third party to purchase from Medicompliant, upon terms and conditions as defined in the options agreement, such number of Medicompliant's common shares as shall, after issuance, be equivalent to twenty (20%) percent of all outstanding shares of Medicompliant, for a consideration of $.01 per share. The results of operations of Medicompliant are included in the consolidated results of operations of the Company from the acquisition date of May 6, 2003 to December 31, 2003.

On May 20, 2003, the Company formed a new Florida limited liability company, Robo Massage, LLC ("Robo"), in which the Company has an 80% interest. Simultaneously, the Company issued 500,000 shares of common stock in connection with a licensing agreement, whereby, Robo licensed the rights to "RoboMassage", a programmable, interactive massage table for use in healthcare and leisure settings. The licensor has the option to terminate the Licensing agreement at the end of each year commencing January 2005 for year 2004 if for any such year, the sum of royalties paid pursuant to the licensing agreement plus the Licensor's distributions from its membership interest in Robo are less than $25,000. Robo agreed to pay to Licensor a royalty calculated as 6% of realized revenue, defined as cash revenue received by Robo from the sale of licensed products. The Company valued the 500,000 common shares issued at $.1736 per share based on the trading price on the May 20, 2003 license date or $86,800.

For acquisitions in 2003, the assets acquired and liabilities assumed were as follows:

                             IBX Transcription                                     Medicompliant
                               Services, Inc.    NursesStat LLC   Robo Massage   Soultions II, Inc.     Total
                             -----------------   --------------   ------------   ------------------   ---------
                      Cash       $  2,548          $     560        $      -         $       -        $   3,108
       Accounts receivable         13,216                  -               -                 -           13,216
      Other current assets              -              1,360               -                 -            1,360
    Property and equipment              -             26,376               -                 -           26,376
                   Patents              -             13,577               -                 -           13,577
Customer lists and license         17,128             95,000          86,800             1,267          200,195
          Accounts payable         (9,432)                 -               -           (1,267)          (10,699)
                  Goodwill              -            309,527               -                 -          309,527
                                 --------          ---------        --------         ---------        ---------

      Total purchase price       $ 23,460          $ 446,400        $ 86,800         $       -        $ 556,660
                                 ========          =========        ========         =========        =========

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 2 - ACQUISITION (CONTINUED)

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisitions had occurred as of the beginning of the following periods:

                                               Year Ended         Year Ended
                                           December 31, 2003   December 31, 2002
                                           -----------------   -----------------

Net Revenues ............................    $   3,337,578      $   3,357,128
Net (Loss) Income .......................    $  (3,615,438)     $    (451,000)
Net (Loss) Income per Share - Basic .....    $       (0.06)     $       (0.02)
Net (Loss) Income per Share - Diluted ...    $       (0.06)     $       (0.01)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

ACQUIRED INTANGIBLE ASSETS AND IMPAIRMENT

In the fourth quarter of 2003, based on an impairment test, the Company decided to write-off all goodwill and other intangible asset balances of $592,604 relating to the acquisition of certain of the Company's assets and subsidiaries NursesStat LLC, Florida Health Source LLC, RoboMassage, and Independent Transcription Services and the acquisition of certain assets under purchase agreements. The decision to recognize an impairment loss was made in light of the subsidiaries inability to generate a profit after the acquisition, mounting intercompany balances, the length of time estimated for us to recover the initial investment, and the uncertainty of market conditions and business performance. The Company expects to deduct goodwill for tax purposes over a period of 15 years.

NOTE 3 - PROPERTY AND EQUIPMENT

At December 31, 2003, property and equipment consisted of the following:

Computer equipment and software ...........................$ 508,874
Furniture and office equipment ............................  113,132
Leasehold improvements ....................................  199,041
                                                           ---------
                                                             821,047
Less accumulated depreciation ............................. (529,930)
                                                           ---------
Total
                                                           $ 291,117
                                                           =========

Depreciation expense for the years ended December 31, 2003 and 2002 was $143,857 and $115,826, respectively. At December 31, 2003, $197,621 of net property and equipment was encumbered under a loan agreement (see Note 4).

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 4 - NOTES PAYABLE

The Company's borrowings consisted of the following at December 31, 2003:

Loan payable to an individual, payable in various
installments through February 2004. The loan payable
includes accrued interest and is collateralized by all of
the assets of one of the Company's subsidiaries and
11,550,000 outstanding common shares of the Company held by
certain guarantors. See (a) below. ................................  $  132,293

Line of credit agreement with a financial institution. The
Company can borrow up to $425,000. Interest is payable on
the outstanding principal balance by adding the prevailing
base loan rate charged by the financial institution and the
sliding scale percentage rate, determined by the level of
the daily net loan balance ranging from 2.5% to .75% over
the base loan rate ( 5.375% at December 31, 2003). The loan
is collateralized by restricted cash and is payable on
demand. See (b) below. ............................................     412,478
                                                                     ----------
                                                                        544,771

Less: Current portion of loans payable ............................    (544,771)
                                                                     ----------
Total .............................................................  $        -
                                                                     ==========

(a) On October 8, 2002, the Company made a payment and renegotiated a note payable with an individual. Accordingly, the principal amount of such note was reduced to $692,497 as of October 28, 2002. The lender retroactively restated the per annum interest rate prior to October 8, 2002 from 25% to 15%. Furthermore, so long as the Company does not breach this agreement, effective October 8, 2002, the annual rate of interest was further reduced to 12.5% per annum. However, if the Company defaults on this agreement the loan will contingently revert to its previous outstanding balance on the date of this agreement with interest at 25% per annum. Certain shareholders of the Company's have pledged their shares of the Company owned by them and also personally guaranteed the note. As on the date of this report, the Company has met its obligations under this revised agreement. Failure to comply with the terms and conditions of the loan documents could result in a default and the transfer of these assets and shares to the lender.

(b) The Company maintains restricted cash in a brokerage account that is collateral for this line of credit and shown as restricted cash on the accompanying balance sheet.

NOTE 5 - RELATED PARTY TRANSACTIONS

Certain officers/shareholders of the Company from time to time advanced funds to the Company for operations and draws funds back as repayments or advances. These amounts are non-interest bearing, non-collateralized, and are payable on demand. As of December 31, 2003, amounts due one officer/shareholder of the Company amounted to $18,436. These advances are subordinated to the loan payable (see
Note 4). At December 31, 2003, one officer/director of the Company owed the Company $94,382, which was substantially paid back subsequent to year end.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 5 - RELATED PARTY TRANSACTIONS (CONTINUED)

In 2001 the Company assumed the debt of an officer relating to a predecessor company lawsuit of which $27,000 was paid in 2002.

In December 2002, the Company acquired certain domain names and related content from a party related to a director of the Company for 600,000 shares of the Company's common stock. The shares were valued at the quoted trading price on the acquisition date resulting in an intangible asset of $27,600 (see Note 2).

NOTE 6 - STOCKHOLDERS' DEFICIT

PREFERRED STOCK

In August 2002, the Company designated 300,000 shares of its authorized preferred stock as Class A Non-Voting Convertible Preferred Stock ("Class A Preferred"). Each share of Class A Preferred is convertible into 100 shares of common stock. A holder of Class A Preferred may not convert shares if such conversion would result in such holder owning in excess of 4.9% of the Company's common stock. The Class A Preferred holder is entitled to dividends when declared on common stock equal to the equivalent common shares into which the Class A Preferred is convertible. At such time, 80,000 shares of Class A Preferred were issued in exchange for 8,000,000 shares of common stock held by one entity. During the year ended December 31, 2003, the Class A preferred shareholder converted 23,000 Class A preferred shares into 2,300,000 shares of common stock.

COMMON STOCK

In June 2002, majority shareholders of the Company exercised warrants to purchase 942,366 shares of common stock at $.10 per share in exchange for loans payable amounting to $94,237 (including interest of $2,237).

In June 2002, a former director and shareholder of the Company exercised warrants to purchase 850,000 shares of common stock at $.10 per share in exchange for loans payable amounting to $85,000. Additionally, in June 2002, the Company issued 1,081,880 shares of common stock at $.10 per share in exchange for loans payable amounting to $90,618 and a subscription receivable of $17,570. In December 2003, the Company settled this subscription receivable with a former director, whereby the former director assigned 880,000 warrants held by the former director back to the Company. For accounting purposes, this transaction was treated as a sale of warrants at a fair market value of $.015 per warrant by the selling warrant holder to the Company and resulted in a settlement expense of $64,770.

In June 2002, 2,000,000 common shares previously issuable were issued.

In June 2002, stock options were exercised to purchase 250,000 shares of common stock at $.01 per share for a subscription receivable of $2,500.

In August 2002, a principal shareholder of the Company converted 8,000,000 shares of common stock into 80,000 shares of Class A Non-Voting Convertible Preferred Stock.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED)

COMMON STOCK (CONTINUED)

In August and September 2002, directors' and shareholders of the Company exercised warrants to purchase 340,000 shares of common stock at $.10 per share for net proceeds of $34,000.

In December 2002, majority shareholders of the Company exercised warrants to purchase 370,000 shares of common stock at $.10 per share for net proceeds of $37,000.

Pursuant to a stock bonus plan authorized by the board of directors on October 30, 2002 for up to 1,000,000 shares of common stock, in December 2002, the Company issued 1,000,000 shares of common stock to consultants, employees and directors for services rendered and to be rendered in the future. The Company valued these common shares at the fair market value on the dates of issuance of $.046 per share and recorded non-cash compensation of $36,800 and $9,200 in deferred compensation relating to the issuance of 200,000 of these shares issued to a director of the Company's for services to be rendered in 2003.

During the year ended December 31, 2003, warrant holders of the Company exercised warrants to purchase 41,137,634 shares of common stock at $.10 per share for net proceeds of $3,085,928 (net of $438,488 offering costs paid and $205,165 of offering costs payable and included in accrued expenses) and a subscription receivable of $90,000.

In April 2003, 600,000 shares of common stock previously issuable were issued.

In April 2003, in connection with the acquisition of NursesStat LLC, the Company was required to issue 3,000,000 shares of common stock. As of December 31, 2003, 2,997,900 of these shares have been issued with the remaining 2,100 unissued shares included in common stock issuable at December 31, 2003. Additionally, as part of this acquisition, the Company issued 200,000 shares of common stock to a consultant for services rendered. (See note 2)

In May 2003, in connection with the acquisition of Independent Transcription Services, Inc., the Company issued 150,000 shares of common stock. (See note 2)

In May 2003, in connection with the acquisition of a licensing agreement, the Company issued 500,000 shares of common stock. (See note 2)

In July 2003, 2,300,000 shares of common stock were issued in exchange for 23,000 shares of Class A preferred stock. At the exchange date, the fair market value of the issued preferred stock equaled the fair market value of the exchanged common shares resulting in no charges to operations.

In December 2003, the Company issued 1,500,000 shares of common stock to employees (825,000 shares) and consultants (675,000 shares) for services rendered. The Company valued these common shares at the fair market value on the date of issuance of $.07 per share or $105,000, which has been recorded as consulting expense and compensation expense amounting to $47,250 and $57,750, respectively, in the accompanying statement of operations.

In December 2003, the Company sold 592,366 unregistered shares of common stock to investor for net proceeds of $29,618.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED)

STOCK OPTIONS AND WARRANTS

On December 6, 2002, a shareholder sold, for nominal consideration, class A stock warrants for 2,000,000 shares of common stock to a consultant for services rendered and to be rendered in the future on behalf of the Company. For accounting purposes, this transaction is treated as a contribution of the warrants by the selling warrant holder to the Company and a new grant of warrants to the consultant resulting in a consulting expense. The options had exercise prices of $.10 per share and expire on June 24, 2003. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions dividend yield of -0- percent; expected volatility of 105%; risk-free interest rate of
4.50 percent and an expected holding periods of six months. In connection with the sale of these options, the Company recorded non-cash compensation of $1,333 and deferred compensation of $2,667. In December 2002, the consultant exercised class A warrants for 80,000 common shares for net proceeds of $8,000.

On January 24, 2003, a shareholder sold, for nominal consideration, class A stock warrants for 2,000,000 shares of common stock to a consultant for services rendered and to be rendered in the future on behalf of the Company. For accounting purposes, this transaction is treated as a contribution of the warrants by the selling warrant holder to the Company and a new grant of warrants to the consultant resulting in a consulting expense. The options had exercise prices of $.10 per share and expire on June 24, 2003. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions dividend yield of -0- percent; expected volatility of 146%; risk-free interest rate of
4.50 percent and an expected holding periods of five months. In connection with the sale of these options, the Company recorded non-cash compensation of $166,000.

In April 2003, a consultant to the Company entered into separate agreements with the Tucker Family Spendthrift Trust and the Calvo Family Spendthrift Trust pursuant to which he has the right to purchase all of the class A warrants from the Tucker Family Spendthrift Trust and all of the class E warrants from the Calvo Family Spendthrift Trust. The Trusts have agreed with the consultant to not exercise the warrants so long as the consultant purchases 1,000,000 warrants per month from each Trust. The Company agreed to reduce the exercise price of the warrants purchased by the consultant in exchange for the exercise of such warrants. As consideration for arranging the transaction between the parties, the Company agreed to pay another third party a finder's fee of $.005 per warrant for each warrant that is purchased by the consultant and subsequently exercised. There is no financial accounting effect of these transactions other than offsetting the fee paid against paid in capital as an offering cost.

During the three months ended June 30, 2003, the Company extended the expiration date of it $.10 warrants to December 31, 2003 and the $.20 warrants to June 24, 2004. There was no accounting effect to this transaction as these were purchased warrants rather than compensatory warrants.

In September 2003, the Company modified the terms of the outstanding warrants to purchase 20,000,000 shares of the Company's common stock. The warrants had an exercise price of $.20 per warrant and an expiration date of June 24, 2004. The exercise price has been lowered to $.10 per share until December 31, 2003. The Company could extend the period in which the price reduction is in effect. There was no accounting effect of the modification for these purchased warrants.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 6 - STOCKHOLDERS' DEFICIT (CONTINUED)

STOCK OPTION AND WARRANTS (CONTINUED)

A summary of outstanding options and warrants at December 31, 2003 are as follows:

                                    Shares Underlying     Range of Exercise      Remaining          Average
                                   Options and warrants         Prices        Contractual Life   Exercise Price
                                   --------------------   -----------------   ----------------   --------------
Outstanding at December 31, 2001          44,500,000       $0.01 - $0.50         1-5 years           $0.15
Granted                                    2,000,000               $0.10         0.5 years           $0.10
Exercised                                (2,832,366)               $0.10                 -           $0.10
Cancelled                                (2,000,000)               $0.10                 -           $0.10
                                   --------------------   -----------------   ----------------   --------------

Outstanding at December 31, 2002          41,667,634       $0.10 - $0.50         0-4 years           $0.16
Granted                                            -                   -                 -               -
Exercised                               (41,137,634)               $0.10                 -           $0.10
Cancelled                                          -                   -                 -               -
                                   --------------------   -----------------   ----------------   --------------

Outstanding at December 31, 2003             530,000         $0.10-$0.50         3.0 years           $0.28
                                   ====================   =================   ================   ==============

Weighted average fair value of warrants and options granted in 2003        $.00
                                                                           ====

The following table summarizes information about employee stock options and consultant warrants outstanding at December 31, 2003:

                Options and Warrants Outstanding                        Options and Warrants Exercisable
 -----------------------------------------------------------------      --------------------------------
                                         Weighted
                                         Average          Weighted                              Weighted
 Range of            Number             Remaining          Average            Number             Average
 Exercise        Outstanding at        Contractual        Exercise        Exercisable at        Exercise
  Price        December 31, 2003          Life             Price        December 31, 2003        Price
 --------      -----------------       -----------        --------      -----------------       --------
 $ 0.50             250,000            3.00 Years          $ 0.50             250,000            $ 0.50
   0.10             280,000            3.00 Years            0.10             280,000              0.10
               -----------------                          --------      -----------------       --------
                    530,000                                $ 0.28             530,000            $ 0.28
               =================                          ========      =================       ========

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 7 - INCOME TAXES

At December 31, 2003, the Company had net operating loss carry forwards of approximately $4,670,000 for income tax purposes, available to offset future taxable income expiring on various dates through 2023. Usage of the net operating losses may be limited due to the Company's change in ownership, which occurred in December 2001. The Company's tax expense differs from the "expected" tax expense for the years ended December 31, 2003 and 2002 (computed by applying the Federal Corporate tax rate of 34 percent to loss before taxes), as follows:

                                                          2003           2002
                                                          ----           ----

Computed "expected" tax expense (benefit) ........    $(1,248,967)    $  55,520
State income taxes ...............................       (151,395)       21,729
Other permanent differences ......................          6,800         8,713
Non-deductible impairment losses .................        201,485             -
Non-deductible stock based compensation ..........        104,787        27,210
Change in blended rate estimate ..................        (11,348)       42,118
Change in valuation allowance ....................      1,098,638      (155,290)
                                                      -----------     ---------
                                                      $         -     $       -
                                                      ===========     =========

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2003 are as follows:

                                                                  2003
                                                              -----------
Deferred tax assets:
Net operating loss carry forward .........................    $ 1,845,673
Allowance for doubtful accounts ..........................         20,247
                                                              -----------

Total gross deferred tax assets ..........................      1,865,920

Less valuation allowance .................................     (1,865,920)
                                                              -----------
Net deferred tax assets ..................................    $         -
                                                              ===========

The valuation allowance at December 31, 2003 was $1,865,920. The increase during 2003 was $1,098,637.

In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portions or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income or changes in ownership or business during the periods in which the temporary differences become deductible. Due to the Company's continuing losses and recent change in ownership, it is more likely than not that the deferred tax assets will not be realized.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 8 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASE

The Company leases its office facility under various non-cancelable operating leases payable in monthly installments. The Company's FHS subsidiary leases its office facility under a five-year non-cancelable operating lease payable in monthly installments commencing in October 2002. Rent expense for the years ended December 31, 2003 and 2002 was $446,829 and $230,761, respectively.

Future minimum lease payments as of December 31, 2003 are as follows:

         2004 ..............................  $  357,000
         2005 ..............................     293,000
         2006 ..............................     143,000
         2007 ..............................     134,000
         Thereafter ........................      99,000
                                              ----------

         Total future minimum lease payments  $1,026,000
                                              ==========

LITIGATION

The Company was party to a legal proceeding with its major creditor. An initial settlement was reached in December 2000. The Company renegotiated the terms of the settlement agreement and on August 13, 2001, the Company entered into a second settlement agreement relating to this legal action. The Company defaulted on this second settlement agreement and in October 2002 entered into a new settlement agreement with the major creditor and the litigation was dismissed. Through the date of the report, the Company has been making the scheduled payments under this agreement. As of December 31, 2003, principal and accrued interest amounting to $132,293 is included in the accompanying consolidated financial statements as a loan payable (see Note 4).

Three former employees of the Company's subsidiary, FHS, have claimed they are owed $54,608 in reimbursable expenses. The Company disputes such claims but has conservatively accrued the amount in accounts payable.

The Company is involved in various claims and legal proceedings brought against the Company arising in the normal course of business. The Company has accrued estimated amounts related to these matters and do not believe that the ultimate outcome will have a materially adverse effect on the Company's financial position, results of operations, or liquidity.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

INSTALLMENT AGREEMENT WITH INTERNAL REVENUE SERVICE

The Company entered into an installment agreement with the U.S. Internal Revenue Service (IRS) in October 2002 relating to unpaid payroll taxes. In connection with this installment agreement, the Company paid $48,000 in November 2002 and will make monthly payments of $12,000 until the balance is paid in full. In event of default, the IRS has the right to file a notice of Federal tax lien. At December 31, 2003, accrued payroll taxes and estimated accrued interest and penalties aggregated $1,538,609.

EMPLOYMENT AGREEMENT

On December 19, 2001, the Company entered into an employment agreement with its President for a period ending on December 31, 2006. As compensation for his services, the President will receive in year one an annual base compensation of $125,000. Subject to the continuing approval of the Company, the annual base salary in each succeeding year will be equal to at least 110% of the annual base salary from the prior year. Compensation will be paid no less frequently than monthly or in such increments as are regularly paid by the Company to other employees.

In addition to the annual salary, the President was issued 6,600,000 shares of the Company's common stock, subject to certain restrictions and contingencies (see Note 6). At December 31, 2002, the contingency was satisfied and the restriction has lapsed. Subject to the prior approval of the Company, the President will also be entitled to such other bonuses based upon the Company's performance as determined in the sole and absolute discretion of the Company; will be offered health insurance coverage at no cost to the President; be entitled to participate in such employee benefit programs as are offered by the Company to other employees; be entitled to an annual paid vacation of three weeks per year plus five personal days per year, and any vacation time not used may be accrued to the following year if the President remains employed with the Company.

The President will also be reimbursed for out-of-pocket expenses incurred by him in the performance of his job responsibilities. However, any reimbursable expenses in excess of $1,000 must first be approved by the Company. The initial term of the agreement commenced as of the date of the agreement, and will continue until December 31, 2006. The Company will have the right to terminate the agreement for good cause or by reason of the President's disability on 30 days prior written notice to the President. If such termination is for good cause or by reason of the President's disability, a notice of termination specifying the nature of the good cause or disability, as the case may be, will be given the President. If the President is terminated for any other reason than good cause, the Company will be obligated to pay the President a severance payment of the greater of $100,000 or the remaining sums due under the agreement.

On October 3, 2002, the Company's FHS subsidiary entered into an employment agreement with its Director of Marketing and Business Development. The term of the agreement is for three years with a base salary of $102,000 and will increase to $135,000 for the remaining two years of the agreement if the Company achieves certain benchmarks. Additionally, this individual will be entitled to a bonus of $13,000 by September 2003 if the Company achieves certain pro forma income objectives. Additionally, the employee shall be entitled to a 13.33% ownership interest in FHS if the employee meets certain financial results as outlined in the agreement. This employment agreement was terminated in 2003 (See
Note 8 - Litigation).

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 8 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

On October 3, 2002, the Company's FHS subsidiary entered into an employment agreement with its Director of Industrial Programs/Business Development. The term of the agreement is for three years with a base salary of $102,000 and will increase to $135,000 for the remaining two years of the agreement if the Company achieves certain benchmarks. The Company has also agreed to pay unpaid and accrued back wages and expenses of approximately $17,000. Additionally, this individual will be entitled to a bonus of $13,000 by September 2003 if the Company achieves certain pro forma income objectives. Additionally, the employee shall be entitled to a 13.33% ownership interest in FHS if the employee meets certain financial results as outlined in the agreement. This employment agreement was terminated in 2003 (See Note 8 - Litigation).

On October 3, 2002, the Company's FHS subsidiary entered into an employment agreement with its Director of Network Operations and Business Development. The term of the agreement is for three years with a base salary of $102,000 and will increase to $135,000 for the remaining two years of the agreement if the Company achieves certain benchmarks. Additionally, this individual will be entitled to a bonus of $13,000 by September 2003 if the Company achieves certain pro forma income objectives. Additionally, the employee shall be entitled to a 13.33% ownership interest in FHS if the employee meets certain financial results as outlined in the agreement. This employment agreement was terminated in 2003 (See
Note 8 - Litigation).

NOTE 9 - CONCENTRATIONS

CUSTOMER SALES AND ACCOUNTS RECEIVABLE

The Company sells its services predominantly within Palm Beach, Dade and Broward Counties, Florida. The Company performs ongoing credit evaluations of its customers' financial conditions and, generally, requires no collateral from its customers. The Company's three largest customers accounted for approximately 19% and 81% of sales and approximately 52% and 22% of accounts receivable for the periods ended December 31, 2003 and 2002, respectively.

NOTE 10 - MANAGEMENT'S CONSIDERATION OF GOING CONCERN MATTERS

As reflected in the accompanying consolidated financial statements, the Company has a working capital deficiency of $1,900,961 at December 31, 2003, and has an accumulated deficit of $6,413,941. The ability of the Company to continue as a going concern is dependent on the continuation of profitable operations, its ability to maintain positive cash flows from operations, and the obtaining additional equity and/or debt financing to pay off outstanding debt obligations and unpaid payroll taxes.

There can be no assurance that the Company's efforts will be successful. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. No estimate has been made should management's plan be unsuccessful.

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 11 - SEGMENT INFORMATION

In fiscal 2003 and 2002, the Company operates in two reportable business segments - (1) healthcare transaction management and technology services and (2) physical therapy and rehabilitation services. The healthcare transaction management and technology services segment provides the healthcare industry with a combination of administrative services and technology development, including but not limited to physicians practice management, billing and collections, network services and software application development. The physical therapy and rehabilitation services segment operates multi-disciplinary clinics offering physical therapy, occupational medicine, pain management, chiropractic care and wellness services. The Company's reportable segments are strategic business units that offer different products, which compliment each other. They are managed separately based on the fundamental differences in their operations.

Information with respect to these reportable business segments for the years ended December 31, 2003 and 2002 is as follows.

                                                    For the           For the
                                                  Year Ended        Year Ended
                                                  December 31,      December 31,
                                                      2003              2002
                                                  ------------      ------------
                              NET REVENUES:
                     Healthcare Transaction
                  Management and Technology ..... $ 2,684,452        $3,145,504
        Physical Therapy and Rehabilitation .....     643,400            74,600
                                                  -----------        ----------
                   Consolidated Net Revenue .....   3,327,852         3,220,104

                        OPERATING EXPENSES:
                     Healthcare Transaction
                  Management and Technology .....   5,384,478         2,640,939
        Physical Therapy and Rehabilitation .....   1,014,811           158,841

                              DEPRECIATION:
                     Healthcare Transaction
                  Management and Technology .....     162,307           115,138
        Physical Therapy and Rehabilitation .....      10,067               688

                          INTEREST EXPENSE:
                     Healthcare Transaction
                  Management and Technology .....     350,247           430,867
        Physical Therapy and Rehabilitation .....       4,505                 -

                             INCOME (LOSS):
                     Healthcare Transaction
                  Management and Technology ..... $(3,212,580)       $  248,222
        Physical Therapy and Rehabilitation .....    (385,983)          (84,929)
                                                  -----------        ----------
                          NET INCOME( LOSS) ..... $(3,598,563)       $  163,293
                                                  ===========        ==========
TOTAL ASSETS AT DECEMBER 31, 2003 AND 2002:
                     Healthcare Transaction
                  Management and Technology ..... $ 1,373,809        $  397,297
        Physical Therapy and Rehabilitation .....     130,379           178,821
                                                  -----------        ----------
                   Consolidated Asset Total ..... $ 1,504,188        $  573,118
                                                  ===========        ==========

                        IBX GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 2003


NOTE 12 - SUBSEQUENT EVENTS

Subsequent to December 31, 2003, the Company issued 2,880,000 shares of common stock for net proceeds of $144,000.

On January 29, 2004, the Company signed a promissory note with a shareholder for $200,000. This note provides for 7.5% interest, a maturity date of January 31, 2005 and is unsecured. The note is convertible to common stock. The conversion price is at 25% of the offering price any offering by the Company.

On February 17, 2004, the Company's board of directors adopted an article of amendment for 1,000,000 shares of the 5,000,000 shares of preferred stock designating it as Series B 8% Convertible Preferred Stock or Series B preferred stock. The holder of shares of the Series B preferred stock will be entitled to all dividends declared by the board of directors at a rate of $80.00 per share per annum. Dividends are not cumulative and will not accrue. The holder will be entitled to convert each share of Series B preferred stock for 2,000 shares of common stock, subject to adjustment upon the occurrence of certain limited events as specified in the articles of amendment. Each share will be entitled to a liquidation preference of $1,000.00 per share plus any declared but unpaid dividend. The Series B preferred stock will have voting rights as if converted into common stock and will vote as a class with the common stock on all matters. Certain protective provisions apply that limits the Company's authority to a) issue new classes of capital stock senior to the series B preferred, and b) sell or merge the Company.

During February and March 2004, the Company completed a private placement to two accredited investors in which we issued an aggregate of 1,500 shares of Series B Preferred Stock convertible into 3,000,000 shares of common stock, warrants entitling the holders to purchase up to 1,500,000 shares of our common stock at an exercise price of $0.10 per share expiring on December 31, 2005. The Company agreed to file a registration statement with the SEC to permit the public resale of the shares of our common stock issuable upon the exercise of the warrants as soon as possible after the closing date of the transaction.

In March 2004, a shareholder of the Company agreed to convert accrued expenses of approximately $135,000 into a half unit of the private placement, with the remainder paid $10,000 per month until paid in full. The half unit represents 500 shares of Series B Preferred Stock and 500,000 warrants to purchase common stock at an exercise price of $.10 per share.

On March 14, 2004, the Company signed a promissory note with a shareholder for $174,000 which converted to a note payable amounts due to this shareholder of approximately $69,000 and additional borrowing of $105,000. The note provides for 8% interest, a maturity date of March 12, 2005 and a security interest in all of the Company's assets. The Company is required to provide the holder with 90 days' notice of any prepayment, although there is no prepayment penalty. The note is convertible to common stock. The conversion price is the lowest of $.035, 70% of the closing bid price on the date of conversion or 70% of the offering price any offering by the Company until March 2005. The Company agreed to include the shares issuable upon the exercise of this note in this registration statement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Articles of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of our officers and directors to the fullest extent not prohibited by law. We are also a party to indemnification agreements with each of our directors and officers. The Registrant has also agreed to indemnify the selling shareholders named in the Registration Statement against certain liabilities, including liabilities under the Securities Act.

The bylaws of the registrant provide that, to the fullest extent permitted by applicable law, the registrant shall indemnify any person who is a party or otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of the registrant or was serving at the request of the registrant.

The registrant has not purchased insurance against costs which may be incurred by it pursuant to the foregoing provisions of its certificate of incorporation and bylaws, nor does it insure its officers and directors against liabilities incurred by them in the discharge of their functions as such officers and directors.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         ITEM                                                  AMOUNT
         ----                                                  -------
         SEC registration fee ...............................  $   790
         Legal fees and expenses * ..........................  $15,000
         Accounting fees and expenses * .....................  $ 5,000
         Blue Sky fees and expenses * .......................  $ 2,000
         Transfer Agent & Registrar fees * ..................  $ 1,000
         Miscellaneous * ....................................  $ 1,210
                                                               -------
         Total Estimated Expenses ...........................  $25,000
         _________

         * Estimate

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the last three years, the Registrant sold the securities listed in the tables below without registration under the Securities Act in reliance on the exemption from registration requirements cited. All transactions were exempt from registration under the Securities Act pursuant to Section 4(2) of that Act and all persons were given sufficient information about the Company to make an informed investment decision .

In September 2001, the Company issued 11,550,000 shares of common stock to two individuals pursuant to the acquisition of Primed.

In November 2001, the Company issued 125,000 shares and 125,000 stock options each to two consultants.

In December 2001, the Company issued 10,062,500 shares to three accredited investors upon conversion of outstanding convertible bonds originally issued by Primed.

On December 19, 2001, the Company concluded a private placement of $200,000 in units comprised of an aggregate of 10,937,500 shares of common stock, class A warrants entitling the holders to purchase up to 20,000,000 shares of common stock at an exercise price of $0.10 per share; and class B warrants entitling the holders to purchase up to 20,000,000 shares of common stock at an exercise price of $0.20 per share.

In December 2001, the Company issued 750,000 shares of common stock to Market Watch Corporation as partial payment under a corporate information services agreement.

In December 2001, the Company issued an aggregate of 1,250,000 shares to 31 persons, all of whom were employees or consultants of the Company, for services rendered.

In 2001, simultaneous with the private placement described above, Mr. Brovenick was issued 2,000,000 class C warrants with an exercise price of $.10 per share and 2,000,000 class D warrants with an exercise price of $.20 per share. Mr. Brovenick subsequently assigned 1,140,000 of the class C warrants to Steven Adelstein, a director and 500,000 to Mr. Adelstein's adult son. Mr. Adelstein assigned 1,140,000 of these warrants to his adult children.

In September 2001, Mr. Adelstein was also issued 250,000 options with an exercise price of $.50 per share in 2001 for his service as president of Vidkid.

In May 2002, we issued an aggregate of 1,081,880 shares to one entity in exchange for cancellation of a $90,618 portion of a $104,588 promissory note and a subscription receivable of $17,570. This entity subsequently transferred the shares to its four shareholders.

In May and June 2002, an aggregate of 850,000 class A warrants were exercised by three persons using the repayment of a loan.

In 2002, as described under "Certain Relationships and Related Transactions", the Calvo Family Spendthrift Trust, a principal shareholder, converted 8,000,000 shares of common stock into 80,000 shares of Class A Non-Voting Convertible Preferred Stock.

In December 2002, iBX issued 1,000,000 shares of common stock to consultants, employees and an outside director for services rendered and to be rendered in the future.

In December 2003, iBX issued 1,500,000 shares of common stock to employees and consultants for services rendered.

In December 2003, the Company sold 592,366 unregistered shares of common stock to investor for net proceeds of $29,618.

In 2003, iBX issued or is obligated to issue an aggregate of 3,850,000 shares in three acquisitions to a total of 41 persons.

In March 2004, iBX issued 2,300 shares of Series B Preferred Stock and 4,600,000 warrants, of which 1,000 shares of Series B Preferred Stock and 2,000,000 warrants for $100,000 in cash and 1,300 shares of Series B Preferred Stock and 2,600,000 warrants were issued in payment of outstanding liabilities. Each share of Series B Preferred Stock is convertible into 2,000 shares of common stock and each warrant is exercisable at $.05 per share.

In January 2004, iBX sold $200,000 of convertible debentures to one investor and at the same time issued the investor 500,000 warrants and 500,000 shares of common stock. The debentures are convertible into common stock at the lesser of
(i) 65% of the average of the three lowest closing bid prices of the Common Stock during the five (5) trading days immediately prior to the Conversion Date or (ii) $.08. The warrants are exercisable at $.05 per share.

In March 2004, iBX issued a convertible note for $174,000, of which $100,000 was for cash and $74,000 for the cancellation of outstanding liabilities to an existing shareholder. The note provides for 8% interest, a maturity date of March 12, 2005and a security interest in all of iBX's assets. iBX is required to provide the holder with 90 days' notice of any prepayment, although there is no prepayment penalty. The note is convertible to common stock. The conversion price is the lowest of $.035, 70% of the closing bid price on the date of conversion or 70% of the offering price any offering by iBX until March 2005.

Also in March 2004, an existing shareholder agreed to convert $50,000 owed to it into 500 shares of Series B preferred stock and 500,000 warrants to purchase common stock at an exercise price of $.10 per share.

iBX issued to Evan Brovenick, an officer and director 1,000 shares of Series B preferred stock and 1,000,000 warrants to reimburse him for the $100,000 that was paid to a creditor. iBX also issued to David Blechman, an officer and director 700 shares of Series B preferred stock and 700,000 warrants to reimburse him for the $70,000 that was paid to the same creditor. iBX issued to Jericho State Capital Corp. of Florida, or its designee, a convertible note in the principal amount of $200,000 and 20,000,000 warrants for payment of accrued fees as payments of amounts owed to it under a consulting agreement for 2003, 2004 and 2005 and also issued to Big Time Capital Group or its designee a convertible note in the principal amount of $200,000 and 20,000,000 warrants for payment of accrued fees.

In December 2003 and January 2004, we issued an aggregate of 2,972,366 shares without any restrictive legend. At the time of issuance, iBX believed that it was issuing the shares upon exercise of outstanding warrants and that the shares issuable upon the exercise of these warrants were registered pursuant to a registration statement then in effect. However, due to an accounting error by iBX, all of the warrants included in the registration statement had been exercised. Accordingly, the 2,972,366 shares were issued without a valid registration statement in effect, which is a violation of Section 5. Since an effective registration statement was not in effect for these shares, these issuances may have violated Section 5 of the Securities Act of 1933. iBX is currently exploring appropriate corrective actions.

(a) Exhibits Required by Item 601of Regulation S-B

The exhibits listed below and designated as filed herewith (rather than incorporated by reference) follow the signature page in sequential order.

 Designation
 of Exhibit
 as Set Forth
 in Item 601 of
 Regulation S-B                          Description
 --------------                          -----------

     2.1 Stock Exchange Agreement Dated August 31, 2001 between VidKid Distribution, Inc. and PriMed Technologies, Inc. (1)

     3.1           Articles of incorporation (1) (3)

     3.2           Bylaws (1)

     3.3           Certificate of Amendment of Articles of Incorporation (5)

     3.4           Certificate of Amendment of Articles of Incorporation (6)

     5.1           Opinion of Sachs, Sax & Klein, P.A.

     10.1          Settlement Agreement dated as of December 19, 2001 (2).

     10.2          Employment Agreement with Evan Brovenick (2)

     10.3          Employment Agreement with David Blechman (4)

     10.4          Conversion Agreement with Calvo Family Spendthrift Trust (5)

     23.1          Consent of Sachs, Sax & Klein, P.A. (included in Exhibit 5.1)

     23.2          Consent of Salberg & Company, P.A.

     24            Power of attorney (included on page II-4)
_________

(1) Incorporated by reference to the registration statement on Form SB-2 (file no. 333-36666)
(2) Incorporated by reference to the Current Report on Form 8-K dated December 19, 2001
(3) Incorporated by reference to the Current Report on Form 8-K dated September 25, 2001
(4) Incorporated by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2001
(5) Incorporated by reference to the registration statement on Form SB-2 (file no. 333-90660)
(6) Incorporated by reference to the Annual Report on Form 10-KSB for the year ended December 31, 2003

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer will:

      1. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

      2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, IBS Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Deerfield Beach, State of Florida on April 2, 2004.

                                 iBX Group, Inc.

                            By: /s/ Evan Brovenick
                                ------------------
                                Evan R. Brovenick
                      President and Chief Executive Officer

                                POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Evan R. Brovenick, with full power to act, his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to al intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorneys in fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

       SIGNATURE                      TITLE                           DATE
       ---------                      -----                           ----

 /s/ Evan R. Brovenick      Chief Executive Officer,              April 2, 2004
 ---------------------      President and Director
 Evan R. Brovenick

 /s/ David Blechman         Director, Vice President              April 2, 2004
 ------------------         and Secretary
 David Blechman

 /s/ Alvin Brovenick        Director and Principal Financial      April 2, 2004
 -------------------        and Accounting Officer
 Alvin Brovenick

 /s/ Mitchell Hershey       Director                              April 2, 2004
 --------------------
 Mitchell Hershey